As filed with the Securities and Exchange Commission on December 3, 2009
Registration No. 333-162906
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Builders FirstSource, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	52-2084569
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2001 Bryan Street, Suite 1600
Dallas, Texas 75201
Telephone: (214) 880-3500
(Address, including Zip Code, and Telephone Number,
including Area Code, of Registrant’s Principal Executive Offices)

Donald F. McAleenan
Senior Vice President, General Counsel and Secretary
Builders FirstSource, Inc.
2001 Bryan Street, Suite 1600
Dallas, Texas 75201
Telephone: (214) 880-3500
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Robert B. Pincus Allison L. Land Skadden, Arps, Slate, Meagher & Flom LLP One Rodney Square, P.O. Box 636 Wilmington, Delaware 19899-0636 Telephone: (302) 651-3000 Facsimile: (302) 651-3001	W. Scott Ortwein Brendan P. McGill Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309-3424 Telephone: (404) 881-7000 Facsimile: (404) 881-7777	Andrew M. Johnston Morris, Nichols, Arsht & Tunnell LLP 1201 North Market Street, 18th Floor P.O. Box 1347 Wilmington, Delaware 19899-1347 Telephone: (302) 351- 9200 Facsimile: (302) 425- 3989

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY THESE SECURITIES BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED DECEMBER 3, 2009

PROSPECTUS
Builders FirstSource, Inc.
Up to 58,571,428 Shares of Common Stock Issuable Upon Exercise of Rights
to Subscribe for Such Shares at $3.50 per Share

We are distributing at no charge to holders of our common stock transferable subscription rights to purchase shares of our common stock. You will receive [    ●    ] subscription rights for every share of common stock owned at the close of business on December 14, 2009, subject to adjustments to eliminate fractional rights. We are distributing subscription rights exercisable for up to an aggregate of 58,571,428 shares of our common stock.

Each whole subscription right will entitle you, as a holder of our common stock, to purchase one share of our common stock at a subscription price of $3.50 per share. Subscribers (other than JLL Partners Fund V, L.P. and Warburg Pincus Private Equity IX, L.P.) who exercise their rights in full may also over-subscribe for additional shares, subject to certain limitations, to the extent additional shares are available. The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on [    ●    ], 2010, unless extended. We are not requiring a minimum subscription to complete the rights offering.

In connection with the rights offering, certain holders of our outstanding Second Priority Senior Secured Floating Rate Notes due 2012, which we refer to as the “2012 notes,” have agreed to exchange, at par, in transactions exempt from registration under the Securities Act of 1933, as amended, their outstanding 2012 notes for (i) up to $145.0 million aggregate principal amount of newly-issued Second Priority Senior Secured Floating Rate Notes due 2016, which we refer to as the “2016 notes,” (ii) up to $130.0 million in cash from the proceeds of the rights offering, or (iii) a combination of cash and 2016 notes, and, (iv) to the extent the rights offering is not fully subscribed, shares of our common stock. We refer to this exchange as the “debt exchange,” and we refer to the rights offering and the debt exchange, together with the investment agreement and support agreement described elsewhere in this prospectus, collectively as the “recapitalization transactions.” Upon completion of the recapitalization transactions, the Company will receive $75.0 million for general corporate purposes and to pay the expenses of the recapitalization transactions, with any remaining proceeds of the rights offering being used to repurchase a portion of our outstanding 2012 notes in the debt exchange. We will reduce outstanding indebtedness by $130.0 million through the debt exchange.

We have entered into an investment agreement with JLL Partners Fund V, L.P. (JLL) and Warburg Pincus Private Equity IX, L.P. (Warburg Pincus), who collectively beneficially own approximately 50% of our common stock before giving effect to the recapitalization transactions, under which JLL and Warburg Pincus have severally agreed to purchase from us, at the rights offering subscription price, unsubscribed shares of our common stock such that gross proceeds of the rights offering will be no less than $75.0 million. In addition, each of JLL and Warburg Pincus has agreed (i) to exchange up to $48.909 million aggregate principal amount of 2012 notes indirectly held by it in the debt exchange and (ii) to the extent gross proceeds of the rights offering are less than $205.0 million, to exchange such 2012 notes for shares of our common stock at an exchange price equal to the rights offering subscription price, subject to proration from the participation of other holders of 2012 notes who submit for exchange their 2012 notes for shares of our common stock not subscribed for through the exercise of rights in the rights offering. We refer to JLL and Warburg Pincus as the “backstop purchasers.”

You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering. All exercises of subscription rights are irrevocable. Our board of directors is making no recommendation regarding your exercise of the subscription rights.

The shares are being offered directly by us without the services of an underwriter or selling agent. Shares of our common stock are traded on the Nasdaq Global Select Market under the symbol “BLDR.”

The subscription rights are transferable, and we have applied to list such rights on the Nasdaq Global Select Market under the symbol “BLDRR.” On the record date of December 14, 2009, the closing sales price for our common stock was $ [    ●    ] per share. We urge you to obtain a current market price for the shares of our common stock before making any determination with respect to the exercise of your rights.
Exercising the rights and investing in our common stock involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 17 of this prospectus, the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.

	Per Share		Aggregate

Subscription Price		$3.50		$205,000,000
Estimated Expenses	$	[ ● ]	$	[ ● ]
Net Proceeds to Us	$	[ ● ]	$	[ ● ]

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

As a result of the terms of this offering, stockholders who do not fully exercise their rights will own, upon completion of this offering, a smaller proportional interest in us than otherwise would be the case had they fully exercised their rights. See “Risk Factors — Risks Related to the Rights Offering and the Debt Exchange — If you do not exercise your rights in full in the rights offering, you will suffer significant dilution in your percentage ownership of the Company” in this prospectus for more information.
If you have any questions or need further information about this rights offering, please call BNY Mellon Shareowner Services, our information agent for the rights offering, at (201) 680-6676 (call collect) or (800) 777-3674 (toll-free).

The date of this prospectus is          , 2009

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, the terms “we,” “us,” “our,” and the “Company” refer to Builders FirstSource, Inc. and its consolidated subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different, or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or any exercise of the rights. Our business, financial condition, results of operations, and prospects may have changed since that date.

i

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information from this prospectus and the documents incorporated by reference herein. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, our common stock and our business.

Exercising the rights and investing in our common stock involves risks. We urge you to carefully read the section entitled “Risk Factors” beginning on page 17 of this prospectus, the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.

What is a rights offering?

A rights offering is a distribution of subscription rights on a pro rata basis to all stockholders of a company. We are distributing to holders of our common stock as of the close of business on December 14, 2009, the “record date,” at no charge, subscription rights to purchase shares of our common stock. You will receive [    ●    ] subscription rights for every share of our common stock you owned at the close of business on the record date, subject to adjustments to eliminate fractional rights. The subscription rights will be evidenced by rights certificates.

What is a right?

Each whole right gives our stockholders the opportunity to purchase one share of our common stock for $3.50 per share and carries with it a basic subscription privilege and an over-subscription privilege, as described below.

How many shares may I purchase if I exercise my rights?

We are granting to you, as a stockholder of record on the record date, [    ●    ] subscription rights for every share of our common stock you owned at that time. Each right contains the basic subscription privilege and, except in the case of rights held by JLL and Warburg Pincus, the over-subscription privilege. We determined the ratio of rights you will receive per share by dividing $205.0 million by the subscription price of $3.50 to determine the number of shares to be issued in the rights offering and then dividing that number of shares by the number of shares outstanding on the record date. For example, if you owned 1,000 shares of our common stock on the record date and you were granted [    ●    ] rights for every share of our common stock you owned at that time, then you have the right to purchase [    ●    ] shares of our common stock for $3.50 per share. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.

If you hold your shares in street name through a broker, bank, or other nominee who uses the services of the Depository Trust Company, or “DTC,” then DTC will issue [    ●    ] rights to your nominee for every share of our common stock you own at the record date, subject to adjustments to eliminate fractional rights. Each whole right can then be used to purchase one share of common stock for $3.50 per share. As in the example above, if you owned 1,000 shares of our common stock on the record date, you have the right to purchase [    ●    ] shares of common stock for $3.50 per share.

Will fractional subscription rights be issued?

No. We will not issue fractional subscription rights or cash in lieu of fractional rights. Fractional subscription rights will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that we offer 58,571,428 shares of common stock in the rights offering. In the unlikely event that, because of the rounding of fractional subscription rights, the rights offering would have been subscribed in an amount in excess of 58,571,428 shares of common stock, all holders’ subscription rights will be reduced in an equitable manner. Any excess subscription funds will be returned, without interest or deduction.

What is the basic subscription privilege?

The basic subscription privilege of each whole right entitles you to purchase one share of our common stock at the subscription price of $3.50 per share.

What is the over-subscription privilege?

The over-subscription privilege of each right entitles you, if you have fully exercised your basic subscription privilege, to subscribe for additional shares of our common stock (up to the number of shares for which you subscribed under your basic subscription privilege) at the same subscription price per share on a pro rata basis if any shares are not purchased by other holders of subscription rights under their basic subscription privileges as of the expiration date. Under the terms of the investment agreement among us, JLL, and Warburg Pincus (as amended, the “Investment Agreement”), JLL and Warburg Pincus will not have the right to exercise the over-subscription privilege associated with the rights. “Pro rata” means in proportion to the number of shares of our common stock that all subscription rights holders who have fully exercised their basic subscription privileges on their common stock holdings have requested to purchase pursuant to the over-subscription privilege.

What if there is an insufficient number of shares to satisfy the over-subscription requests?

If there is an insufficient number of shares of our common stock available to fully satisfy the over-subscription requests of rights holders, subscription rights holders who exercised their over-subscription privilege will receive the available shares pro rata based on the number of shares each subscription rights holder has subscribed for under the over-subscription privilege. Any excess subscription payments will be returned, without interest or deduction, promptly after completion of the rights offering.

Why are we conducting the rights offering?

We are conducting the rights offering to raise up to approximately $205.0 million in equity capital, of which $75.0 million will be used for general corporate purposes and to pay the expenses of the recapitalization transactions, with any remaining proceeds of the rights offering being used to repurchase a portion of our outstanding 2012 notes in the debt exchange. The rights offering will increase equity capital available to pay operating expenses, enhance our liquidity, and pay down debt. A rights offering provides our stockholders the opportunity to participate in this transaction on a pro rata basis and, if all stockholders exercise their rights, avoid dilution of their ownership interest in the Company.

How was the subscription price of $3.50 per share determined?

A special committee of independent directors on our board of directors determined the subscription price after considering, among other things, (i) the opinion delivered to the special committee of our board of directors by its financial advisor, Moelis & Company LLC, that the financial terms of the rights offering are fair from a financial point of view to our stockholders, other than JLL and Warburg Pincus, taken as a whole; (ii) the likely cost of capital from other sources and the price at which our stockholders might be willing to participate in the rights offering; (iii) the price at which JLL and Warburg Pincus would be willing to “backstop” a portion of the rights offering and exchange their 2012 notes for common stock in the debt exchange; and (iv) the price at which certain holders of our 2012 notes would be willing to participate in the debt exchange. The $3.50 subscription price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common stock to be offered in the rights offering.

Am I required to exercise all of the rights I receive in the rights offering?

No. You may exercise any number of your rights, or you may choose not to exercise any rights. If you do not exercise any rights, the number of shares of our common stock you own will not change. However, because 58,571,428 shares of our common stock will be issued if the recapitalization transactions are completed, if you do not exercise your rights, your percentage ownership will be diluted after the completion of the rights offering and the debt exchange.

How soon must I act to exercise my rights?

The rights may be exercised beginning on the date of this prospectus through the expiration date, which is [    ●    ], 2010, at 5:00 p.m., Eastern Time, unless the special committee of our board of directors, in its sole discretion, extends such time; provided that, pursuant to the Investment Agreement, the expiration date of the rights offering may not be extended by more than ten days without the prior written consent of JLL and Warburg Pincus. If you elect to exercise any rights, the subscription agent must actually receive all required documents and payments from you or your broker or nominee at or before the expiration date.

When will I receive my subscription rights certificate?

Promptly after the date of this prospectus, the subscription agent will send a subscription rights certificate to each registered holder of our common stock as of the close of business on the record date, based on our stockholder registry maintained at the transfer agent for our common stock. If you hold your shares of common stock in “street name” through a brokerage account, bank, or other nominee, you will not receive an actual subscription rights certificate. Instead, as described in this prospectus, you must instruct your broker, bank, or nominee whether or not to exercise rights on your behalf. If you wish to obtain a separate subscription rights certificate, you should promptly contact your broker, bank, or other nominee and request a separate subscription rights certificate. It is not necessary to have a physical subscription rights certificate to elect to exercise your rights if your shares are held by a broker, bank, or other nominee.

May I transfer my rights?

Yes. The subscription rights are transferable during the course of the subscription period. We have applied to list the subscription rights on the Nasdaq Global Select Market under the symbol “BLDRR” beginning on or about [    ●    ], 2009, until 4:00 p.m., Eastern Time, on [    ●    ], 2010, the last business day prior to the scheduled expiration date of this rights offering (or if the offer is extended, on the business day immediately prior to the extended expiration date). However, the subscription rights are a new issue of securities with no prior trading market, and we cannot provide you any assurances as to the liquidity of any trading market for the subscription rights or the market value of the subscription rights.

Are there any conditions to the completion of the rights offering?

We are not requiring a minimum subscription to complete the rights offering. However, the closing of the rights offering is conditioned upon, among other requirements, (i) noteholders having agreed to exchange at least 90% of the outstanding aggregate principal amount of our 2012 notes in the debt exchange; (ii) our stockholders having approved the issuance of shares of our common stock in this rights offering, the issuance of shares of our common stock to JLL and Warburg Pincus pursuant to the Investment Agreement and the issuance of shares of our common stock to holders of our 2012 notes in the debt exchange, as required by the Nasdaq Marketplace Rules; (iii) court approval of the settlement of certain litigation related to the recapitalization transactions; and (iv) other customary conditions. See “The Rights Offering — Conditions to the Rights Offering.” JLL and Warburg Pincus, who collectively beneficially own approximately 50% of our common stock before giving effect to the recapitalization transactions and approximately $98 million aggregate principal amount of our 2012 notes, have agreed to exchange their 2012 notes in the debt exchange and to vote their common stock in favor of the issuance of additional shares pursuant to the rights offering, the Investment Agreement, and the debt exchange.

What is the debt exchange?

In connection with the rights offering, certain holders of our outstanding 2012 notes have agreed to exchange, at par, in transactions exempt from registration under the Securities Act of 1933, as amended, their outstanding 2012 notes for (i) up to $145.0 million aggregate principal amount of our 2016 notes, (ii) up to $130.0 million in cash from the proceeds of the rights offering, or (iii) a combination of cash and 2016 notes, and, (iv) to the extent the rights offering is not fully subscribed, shares of our common stock. The 2016 notes will have substantially similar terms to the 2012 notes but will have an interest rate of 3-month LIBOR (subject to a 3.00% floor) plus 10.0% and will mature in 2016 instead of 2012. For each $1,000 aggregate principal amount of 2012 notes validly submitted and accepted for exchange in the debt exchange, a noteholder will receive, at the noteholder’s election, (a) $1,000 in principal amount of the 2016 notes, or

(b) $1,000 in cash, or (c) a combination of cash and 2016 notes, subject to proration and certain adjustments, including the receipt of our common stock instead of cash if we receive gross proceeds of less than $205.0 million in the rights offering. See “Summary — The Debt Exchange.”

How does the debt exchange affect the completion of the rights offering?

Holders of at least 90% in aggregate principal amount of the 2012 notes must exchange their 2012 notes in the debt exchange for the rights offering to be completed. Pursuant to a support agreement between the Company and certain holders of outstanding 2012 notes (as amended, the “Support Agreement”) and the Investment Agreement with JLL and Warburg Pincus, as of December 2, 2009, holders of approximately 90.35% of the aggregate principal amount of the 2012 notes have agreed to exchange their 2012 notes in the debt exchange. See also “The Rights Offering — Conditions to the Rights Offering.”

How does the backstop commitment work?

We have entered into the Investment Agreement with JLL and Warburg Pincus, who collectively beneficially own approximately 50% of our common stock before giving effect to the recapitalization transactions, under which JLL and Warburg Pincus have severally agreed to purchase from us, at the rights offering subscription price, unsubscribed shares of common stock such that gross proceeds of the rights offering will be no less than $75.0 million. In addition, each of JLL and Warburg Pincus has agreed (i) to exchange up to $48.909 million aggregate principal amount of 2012 notes indirectly held by it in the debt exchange and (ii) to the extent gross proceeds of the rights offering are less than $205.0 million, to exchange such 2012 notes for shares of our common stock at an exchange price equal to the rights offering subscription price, subject to proration from the participation of other holders of 2012 notes who submit for exchange their 2012 notes for shares of our common stock not subscribed for through the exercise of rights in the rights offering. See “The Rights Offering — The Backstop Purchasers.”

Why are there backstop purchasers?

We obtained the commitments of JLL and Warburg Pincus under the Investment Agreement to ensure that, subject to the consummation of the recapitalization transactions, we would receive a minimum level of gross proceeds from the rights offering of at least $75.0 million less expenses of the recapitalization transactions and to ensure the exchange of approximately $98 million aggregate principal amount of our 2012 notes in the debt exchange. The backstop purchasers may elect to exercise their basic subscription rights instead of being subject to the backstop purchase obligation described above, so long as the minimum level of gross proceeds from the rights offering is at least $75.0 million.

Are there any conditions on the backstop purchasers’ obligations to purchase shares?

Yes. The backstop purchasers’ obligations under the backstop commitment are subject to the satisfaction (or waiver by JLL and Warburg Pincus) of specified conditions, including (i) compliance with applicable antitrust, competition and merger control laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (ii) receipt of approval of the Company’s stockholders of the issuance of shares of our common stock in the rights offering, pursuant to the Investment Agreement, and in the debt exchange; (iii) the exchange of at least 90% of the aggregate principal amount of outstanding 2012 notes in the debt exchange; (iv) court approval of the settlement of certain litigation related to the recapitalization transactions; and (v) other customary conditions. See “The Rights Offering — The Backstop Purchasers — The Closing.”

When do the obligations of the backstop purchasers expire?

Generally, the backstop commitment may be terminated by the Company, JLL or Warburg Pincus if the recapitalization transactions have not been consummated prior to February 15, 2010. See “The Rights Offering — The Backstop Purchasers.”

How will the rights offering affect the backstop purchasers’ ownership of our common stock?

On the record date for the rights offering, JLL beneficially owned approximately [    ●    ]% of our outstanding common stock, and Warburg Pincus beneficially owned approximately [    ●    ]% of our outstanding common stock. As stockholders of the Company as of the record date, JLL and Warburg Pincus will have the right to subscribe for and purchase shares of our common stock under the basic subscription privilege of the rights offering, although they will not have the right to participate in the over-subscription privilege. If all of our stockholders, including JLL and Warburg Pincus, exercise the basic subscription rights issued to them under this prospectus and the rights offering is therefore fully subscribed, JLL’s and Warburg Pincus’ beneficial ownership percentage will not change. If JLL and Warburg Pincus are the only holders of rights who exercise their rights in the rights offering and JLL and Warburg Pincus each exchange $48.909 million aggregate principal amount of 2012 notes for common stock, the Company will issue an aggregate of [    ●    ] and [    ●    ] shares of common stock to JLL and Warburg Pincus, respectively, and [    ●    ] shares of common stock to the other 2012 noteholders participating in the debt exchange. Under such circumstances, JLL’s ownership percentage of our outstanding common stock would increase to approximately [    ●    ]%, and Warburg Pincus’ ownership percentage of our outstanding common stock would increase to approximately [    ●    ]%, in each case after giving effect to this rights offering and the debt exchange.

Can the board of directors cancel, terminate, amend, or extend the rights offering?

Generally, we may not cancel or terminate the rights offering, nor may we amend the terms of the rights offering unless the closing conditions for the rights offering are not satisfied. The period for exercising your subscription rights may be extended by the special committee of our board of directors; provided that, pursuant to the Investment Agreement, the expiration date of the rights offering may not be extended by more than ten days without the prior written consent of JLL and Warburg Pincus.

Has our board of directors made a recommendation to our stockholders regarding the exercise of rights under the rights offering?

No. Neither our board of directors nor the special committee of our board of directors has made, nor will they make, any recommendation to stockholders regarding the exercise of rights under the rights offering. You should make an independent investment decision about whether or not to exercise your rights. Stockholders who exercise rights risk investment loss on new money invested. We cannot assure you that the market price for our common stock will remain above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. If you do not exercise or sell your rights, you will lose any value represented by your rights, and if you do not exercise your rights in full, your percentage ownership interest in the Company will be diluted. For more information on the risks of participating in the rights offering, see the section of this prospectus entitled “Risk Factors.”

Six of our ten directors hold positions with affiliates of JLL or Warburg Pincus, which collectively owned approximately 50% of our outstanding shares of common stock as of the record date. You should not view the intentions of the backstop purchasers as a recommendation or other indication, by them or any member of our board of directors, that the exercise of the subscription rights is in your best interests.

How do I exercise my rights? What forms and payment are required to purchase the shares of common stock?

If you wish to participate in the rights offering, you must take the following steps, unless your shares are held by a broker, bank, or other nominee:

•	deliver payment to the subscription agent using the methods outlined in this prospectus; and

•	deliver a properly completed rights certificate to the subscription agent before 5:00 p.m., Eastern Time, on [ ● ], 2010, unless extended.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the rights certificate, the payment received will be applied to exercise your basic subscription privilege. Unless you have specified the number of shares you wish to purchase upon exercise of your over-subscription privilege, any payment in excess of that required to exercise your basic subscription privilege will be refunded. If the payment exceeds the subscription price for the full exercise of the basic and over-subscription privileges (to the extent specified by you), the excess will be refunded. You will not receive interest on any payments refunded to you under the rights offering.

If I exercise my rights, when will I receive my new shares?

We will issue the shares for which subscriptions pursuant to the basic subscription privilege and the over-subscription privilege have been properly received promptly following the later of the expiration time or the satisfaction or waiver of the closing conditions of the Investment Agreement, if we have received a properly completed and executed rights certificate, together with payment of the subscription price for each share of common stock subscribed for pursuant to the basic subscription privilege and over-subscription privilege (and after all pro rata allocations and adjustments have been completed with respect to the over-subscription privilege and the debt exchange).

After I send in my payment and rights certificate, may I change or cancel my exercise of rights?

No. All exercises of subscription rights are irrevocable. You should not exercise your rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $3.50 per share.

What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, bank, or other nominee?

If you hold your shares of our common stock in the name of a broker, bank, or other nominee, then your broker, bank, or other nominee is the record holder of the shares you own. The record holder must exercise the rights on your behalf for the shares of common stock you wish to purchase.

If you wish to participate in the rights offering and purchase shares of common stock, please promptly contact the record holder of your shares. We will ask your broker, bank, or other nominee to notify you of the rights offering. You should complete and return to your record holder the form entitled “Beneficial Owner Election Form.” You should receive this form from your record holder with the other rights offering materials.

How much money will the Company receive from the rights offering?

While the rights offering has no minimum purchase requirement, if the recapitalization transactions are completed, the Company will receive $75.0 million for general corporate purposes and to pay the expenses of the recapitalization transactions, with any remaining proceeds of the rights offering being used to repurchase a portion of our outstanding 2012 notes in the debt exchange. We will reduce outstanding indebtedness by $130.0 million through the debt exchange. See “Use of Proceeds.”

Have any stockholders indicated that they will exercise their rights?

No. However, we have obtained a backstop commitment from JLL and Warburg Pincus so that gross proceeds from the rights offering will be no less than $75.0 million. See “The Rights Offering — The Backstop Purchasers.”

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. You should carefully read the section entitled “Risk Factors” beginning on page 17 of this prospectus and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.

How many shares of common stock will be outstanding after the rights offering?

As of November 30, 2009, we had 36,349,424 shares of common stock issued and outstanding. Upon completion of the recapitalization transactions, we will have 94,920,852 shares of common stock outstanding after the closing of the rights offering and the debt exchange, excluding any shares that may be issued pursuant to the exercise of stock options.

Will the rights be listed on a stock exchange or national market?

The subscription rights are transferable during the course of the subscription period, and we have applied to list the subscription rights on the Nasdaq Global Select Market under the symbol “BLDRR” beginning on or about [    ●    ], 2009, until 4:00 p.m., Eastern Time, on [    ●    ], 2010, the last business day prior to the expiration date of this rights offering (or, if the offer is extended, on the business day immediately prior to the extended expiration date). As a result, you may transfer or sell your subscription rights if you do not want to purchase any shares of our common stock. However, the subscription rights are a new issue of securities with no prior trading market, and we cannot provide you any assurances as to the liquidity of the trading market for the subscription rights or the market value of the rights.

How do I exercise my rights if I live outside the United States?

The subscription agent will hold rights certificates for stockholders having addresses outside the United States. In order to exercise rights, holders with addresses outside the United States must notify the subscription agent and timely follow other procedures described in the section of this prospectus entitled “The Rights Offering — Foreign Stockholders.”

What fees or charges apply if I purchase shares of common stock?

We are not charging any fee or sales commission to issue rights to you or to issue shares to you if you exercise your rights. If you exercise your rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences of exercising rights?

A holder will not recognize income, gain, or loss for U.S. federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. If a U.S. holder sells or otherwise disposes of the rights received in the rights offering prior to the expiration date, the U.S. holder will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received and the holder’s tax basis, if any, in the rights sold or otherwise disposed of. You should consult your tax advisor as to the particular consequences to you of the rights offering. For a detailed discussion, see the section of this prospectus entitled “Material United States Federal Income Tax Consequences to United States Persons.”

To whom should I send my forms and payment?

If your shares are held in the name of a broker, bank, or other nominee, then you should send your subscription documents, rights certificate, and payment to that record holder in accordance with the instructions you receive from that record holder. If you are the record holder, then you should send your subscription documents and rights certificate by hand delivery, first class mail, or courier service to:

By Mail, By Overnight Courier or By Hand:

BNY Mellon Shareowner Services
480 Washington Boulevard, 27th Floor
Jersey City, NJ 07310

Your payment of the subscription price must be made in United States dollars for the full number of shares of common stock for which you are subscribing by either:

•	cashier’s or certified check drawn upon a United States bank payable to the subscription agent at the address set forth above; or

•	wire transfer of immediately available funds, to the subscription account maintained by the subscription agent at [ ● ], [ ● ], ABA#[ ● ], Account No. [ ● ], Ref: Builders FirstSource, Inc.

You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate, and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Whom should I contact if I have other questions?

If you have other questions or need assistance, please contact the information agent, BNY Mellon Shareowner Services, at (201) 680-6676 (call collect) or (800) 777-3674 (toll-free).

For a more complete description of the rights offering, see “The Rights Offering” beginning on page 37.

SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference therein. This summary may not contain all of the information that you should consider before deciding whether or not you should exercise your rights. You should read the entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 17 of this prospectus and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.

Builders FirstSource, Inc.

Builders FirstSource, Inc. is a leading supplier and manufacturer of structural and related building products for residential new construction. We have operations principally in the southern and eastern United States with 55 distribution centers and 51 manufacturing facilities, many of which are located on the same premises as our distribution centers. We have successfully acquired and integrated 27 companies since our formation and are currently managed as three regional operating groups — Atlantic, Southeast and Central — with centralized financial and operational oversight. We compete in the professional segment of the U.S. residential new construction building products supply market. Because of the predominance of smaller privately owned companies and the overall size and diversity of the target customer market, the professional segment remains fragmented.

We serve a highly diversified customer base, ranging from production homebuilders to small custom homebuilders. For the year ended December 31, 2008 and the nine months ended September 30, 2009, our top 10 customers accounted for approximately 19.0% and 21.3% of sales, respectively. We believe we have a diverse geographical footprint, in 32 markets in 9 states. We offer an integrated solution to our customers providing manufacturing, supply, and installation of a full range of structural and related building products. We group our building products and services into five product categories: prefabricated components, windows and doors, lumber and lumber sheet goods, millwork, and other building products and services. In addition to our full range of construction services, we offer a comprehensive offering of products that includes approximately 60,000 stock keeping units.

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 2001 Bryan Street, Suite 1600, Dallas, Texas 75201, and our telephone number is (214) 880-3500. Our website is www.bldr.com. The information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any investment in our securities.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited — in thousands, except per share amounts)

The following selected consolidated financial data of the Company, for each of the fiscal years in the three-year period ended December 31, 2008, have been derived from our audited consolidated financial statements. The following selected consolidated financial data for each of the nine-month periods ended September 30, 2008 and 2009 have been derived from the Company’s unaudited condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2008 and 2009 and are not necessarily indicative of the results for the remainder of the fiscal year or any future period. We believe that the unaudited condensed consolidated financial data reflects all normal and recurring adjustments necessary for a fair presentation of the results for the interim periods presented. This information is only a summary and should be read in conjunction with financial statements and the notes thereto incorporated by reference into this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which we refer to as our 2008 10-K, as updated by our Current Report on Form 8-K filed on October 30, 2009, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, which we refer to as our Third Quarter 2009 10-Q.

	Fiscal Year Ended			Nine Months Ended
	December 31,			September 30,
	2006	2007	2008	2008	2009
	(In thousands, except per share amounts)

Statement of Operations Data:
Sales	$2,063,466	$1,468,428	$992,014	$799,109	$523,923
Gross margin	544,814	363,161	215,541	174,007	112,115
Selling, general, and administrative expenses(1)	401,536	341,941	280,010	216,889	151,658
Asset impairments	—	350	46,948	10,130	470
Facility closure costs	—	101	1,192	866	1,190
(Loss) income from continuing operations(2)	71,233	(2,607)	(120,583)	(72,384)	(63,119)
(Loss) income from continuing operations per share — basic	$2.09	$(0.07)	$(3.38)	$(2.03)	$(1.76)
(Loss) income income from continuing operations per share — diluted	$1.96	$(0.07)	$(3.38)	$(2.03)	$(1.76)
Balance Sheet Data (End of Period):
Cash and cash equivalents	$93,258	$97,574	$106,891	$131,210	$96,317
Total assets	748,515	647,423	521,140	640,078	435,311
Total debt (including current portion)	319,200	279,266	319,226	339,237	299,194
Stockholders’ equity	256,864	241,547	102,474	168,307	37,016
Other Financial Data:
Depreciation and amortization (excluding
discontinued operations)	$20,410	$22,447	$20,833	$15,978	$13,882

(1)	Includes stock-based compensation expense of $8,474, $6,970, and $4,060 for the years ended December 31, 2008, 2007, and 2006, respectively, and $2,521 and $6,360 for the nine months ended in 2009 and 2008, respectively.

(2)	(Loss) income from continuing operations included a valuation allowance of $31.6 million against primarily all of our deferred tax assets for the year ended December 31, 2008, as discussed in Note 12 to the consolidated financial statements included in Item 8 of our 2008 10-K, as updated by our Current Report on Form 8-K filed on October 30, 2009, and a valuation allowance of $25.0 million and $27.3 million for the nine months ended 2009 and 2008, respectively, as discussed in Note 10 in our Third Quarter 2009 10-Q.

Purpose of the Rights Offering

We are making this rights offering as part of a recapitalization plan to raise additional capital, reduce our indebtedness, and extend the maturity of our outstanding indebtedness. The other parts of our plan are our debt exchange and consent solicitation which are described elsewhere in this prospectus.

Background of the Rights Offering

The severity and duration of the downturn in the homebuilding industry has presented significant challenges to our business. Our revenues have declined from approximately $2.2 billion for the year ended December 31, 2006, to approximately $1.0 billion for the year ended December 31, 2008, with further declines expected in 2009. Despite the efforts of our management to reduce our costs, our operating results have continued to deteriorate and our liquidity has decreased and is becoming constrained. In light of these conditions, our board of directors determined that the recapitalization transactions would (i) provide us with significant additional liquidity to fund operations, (ii) deleverage our balance sheet, and (iii) extend the maturity of our outstanding indebtedness in order to provide us with additional time to recover from the current industry downturn. To the extent that they wish to do so, existing stockholders can participate in the recapitalization transactions through this rights offering. The backstop provided by JLL and Warburg Pincus ensures that we will have $75.0 million (less expenses) of additional liquidity. In addition, we will substantially reduce our debt and, as a result, provide the Company with greater financial flexibility over the next several years. The extended maturities of the 2016 notes will provide us additional time to recover from the current industry downturn.

Our goal with the recapitalization transactions is to improve our financial flexibility through the rights offering and debt exchange. Upon completion of the recapitalization transactions, the Company will receive $75.0 million for general corporate purposes and to pay the expenses of the recapitalization transactions, with any remaining proceeds of the rights offering being used to repurchase a portion of our outstanding 2012 notes in the debt exchange. We will reduce our outstanding indebtedness by $130.0 million through the debt exchange.

The closing of the recapitalization transactions will occur at 10:00 a.m., Eastern Time, on the fourth (4th) business day following the later of (i) the expiration date of the rights offering and (ii) the satisfaction of the conditions to the rights offering and debt exchange (or waiver thereof by the party or parties entitled to waive such conditions), or such other time as shall be agreed upon by the Company and JLL and Warburg Pincus.

Our current indebtedness is comprised of $275 million aggregate principal amount of our 2012 notes, $20.0 million of outstanding borrowings under our $250 million senior secured revolving credit facility, and other long-term debt of $4.1 million. See “Management’s Discussion and Analyses of Financial Condition and Results of Operations — Liquidity and Capital Resources” of our 2008 10-K.

The Rights Offering

Securities offered	We are distributing to you, at no charge, [ ● ] transferable subscription rights for every share of our common stock that you owned on the record date, either as a holder of record or, in the case of shares held of record by brokers, banks, or other nominees, on your behalf, as a beneficial owner of such shares, subject to adjustments to eliminate fractional rights. We expect the gross proceeds from the rights offering to be $205.0 million, assuming full participation.

Basic subscription privilege	Each whole right gives you the opportunity to purchase one share of our common stock for $3.50 per share.

Over-subscription privilege	If you elect to exercise your basic subscription privilege in full, you may also subscribe for additional shares (up to the number of shares for which you subscribed under your basic subscription privilege) at the same subscription price per share. Pursuant to the Investment Agreement, JLL and Warburg Pincus will not have the right to exercise the over-subscription privilege associated with their rights. If an insufficient number of shares are available to satisfy fully over-subscription requests, the available shares will be distributed proportionately among rights holders who exercised their over-subscription privilege based on the number of shares each rights holder subscribed for under the over-subscription privilege. The subscription agent will return any excess payments by mail without interest or deduction promptly after completion of the rights offering.

Record date	Close of business on December 14, 2009.

Expiration date	5:00 p.m., Eastern Time, on [ ● ], 2010, unless extended by the special committee of our board of directors, provided that, pursuant to the Investment Agreement, the expiration date of the rights offering may not be extended by more than ten days without the prior written consent of JLL and Warburg Pincus. Any rights not exercised at or before that time will expire without any payment to the holders of those unexercised rights.

Subscription price	$3.50 per share, payable in immediately available funds.

Use of proceeds	Upon completion of the recapitalization transactions, the Company will receive $75.0 million for general corporate purposes and to pay the expenses of the recapitalization transactions, with any remaining proceeds of the rights offering being used to repurchase a portion of our outstanding 2012 notes in the debt exchange. We will reduce outstanding indebtedness by $130.0 million through the debt exchange.

Transferability of rights	The subscription rights are transferable during the course of the subscription period. We have applied to list the subscription rights on the Nasdaq Global Select Market under the symbol “BLDRR” beginning on or about [ ● ], 2009, until 4:00 p.m., Eastern Time, on [ ● ], 2010, the last business day prior to the scheduled expiration date of this rights offering (or if the offer is extended, on the business day immediately prior to the extended expiration date). However, the subscription rights are a new issue of securities with no prior trading market, and we cannot provide you any assurances as to the liquidity of the trading market for the subscription rights or the market price of the rights.

No board recommendation	Neither our board of directors nor the special committee of our board makes any recommendation to you about whether you should exercise any rights. You are urged to make an independent investment decision about whether to exercise your rights based on your own assessment of our business and the rights offering. Please see the section of this prospectus entitled “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

No revocation	If you exercise any of your rights, you will not be permitted to revoke or change the exercise or request a refund of monies paid.

U.S. federal income tax considerations	A holder will not recognize income, gain, or loss for United States federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. If a U.S. holder sells or otherwise disposes of the rights received in the rights offering prior to the expiration date, the U.S. holder will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received and the holder’s tax basis, if any, in the rights sold or otherwise disposed of. You should consult your tax advisor as to the particular consequences to you of the rights offering. For a detailed discussion, see “Material United States Federal Income Tax Consequences to United States Persons.”

Extension, cancellation, and amendment	The period for exercising your subscription rights may be extended by the special committee of our board of directors; provided that, pursuant to the Investment Agreement, the expiration date of the rights offering may not be extended by more than ten days without the prior written consent of JLL and Warburg Pincus. We may extend the expiration date of the rights offering by giving oral or written notice to the subscription and information agent on or before the scheduled expiration date. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date.

We may not cancel or terminate the rights offering, nor may we amend the terms of the rights offering unless certain closing conditions of the rights offering are not satisfied, including the approval of our stockholders of the issuance of shares in the rights offering, pursuant to the Investment Agreement and in the debt exchange, as required by the Nasdaq Marketplace Rules, and completion of the debt exchange.

Procedure for exercising rights	If you are the record holder of shares of our common stock, to exercise your rights you must complete the rights certificate and deliver it to the subscription agent, BNY Mellon Shareowner Services, together with full payment for all the subscription rights (pursuant to both the basic subscription privilege and the over-subscription privilege) you elect to exercise. The subscription agent must receive the proper forms and payments on or before the expiration of the rights offering. You may deliver the documents and payments by mail or commercial courier, and you may make payments by wire transfer of immediately available funds. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested. If you are a beneficial owner of shares of our common stock, you should instruct your broker, bank, or nominee in accordance with the procedures described in the section of this prospectus entitled “The Rights Offering — Beneficial Owners.”

Backstop commitment	We have entered into the Investment Agreement with JLL and Warburg Pincus, under which JLL and Warburg Pincus have severally agreed to purchase from us, at the subscription price, unsubscribed shares of common stock such that gross proceeds of the rights offering will be no less than $75.0 million. In addition, each of JLL and Warburg Pincus has agreed (i) to exchange up to $48.909 million aggregate principal amount of 2012 notes indirectly held by it in the debt exchange and (ii) to the extent gross proceeds of the rights offering are less than $205.0 million, to exchange such 2012 notes for shares of our common stock at an exchange price equal to the rights offering subscription price, subject to proration from the participation of other holders of 2012 notes who submit for exchange their 2012 notes for shares of our common stock not subscribed for through the exercise of rights in the rights offering.

Subscription agent	BNY Mellon Shareowner Services

Information agent	BNY Mellon Shareowner Services

Questions	Questions regarding the rights offering should be directed to BNY Mellon Shareowner Services, at (201) 680-6676 (call collect) or (800) 777-3674 (toll-free).

Shares outstanding before the rights offering	36,349,424 shares as of November 30, 2009.

Shares outstanding after completion of the rights offering	Up to 94,920,852 shares of our common stock will be outstanding immediately after completion of the rights offering, assuming full participation in the rights offering, and the debt exchange.

Issuance of our common stock	If you purchase shares of common stock pursuant to the basic subscription privilege or the over-subscription privilege, we will issue certificates representing those shares to you or DTC on your behalf, as the case may be, promptly after the completion of the rights offering.

Risk factors	Stockholders considering exercising their subscription rights should consider the risk factors described in the section of this prospectus entitled “Risk Factors.”

Expenses	We will bear the expenses relating to the rights offering.

Nasdaq Global Select Market trading symbol	Shares of our common stock are currently listed on the Nasdaq Global Select Market under the symbol “BLDR,” and the shares to be issued in connection with the rights offering will be eligible for trading on the Nasdaq Global Select Market.

The Debt Exchange

In connection with the rights offering, certain holders of our outstanding 2012 notes have agreed to exchange, at par, in transactions exempt from registration under the Securities Act of 1933, as amended, their outstanding 2012 notes for (i) up to $145.0 million aggregate principal amount of our 2016 notes, (ii) up to $130.0 million in cash from the proceeds of the rights offering, or (iii) a combination of cash and 2016 notes, and, (iv) to the extent the rights offering is not fully subscribed, shares of our common stock. The 2016 notes will have substantially similar terms to the 2012 notes but will have an interest rate of 3-month LIBOR

(subject to a 3.00% floor) plus 10% and will mature in 2016 instead of 2012. For each $1,000 aggregate principal amount of 2012 notes exchanged in the debt exchange, a noteholder will receive, at the noteholder’s election, (a) $1,000 in principal amount of the 2016 notes, (b) $1,000 in cash, or (c) a combination of cash and 2016 notes, subject to proration and subject to the following adjustments:

•	to the extent that less than 100% of the outstanding 2012 notes are validly exchanged in the debt exchange, the aggregate principal amount of 2016 notes available for exchange in the debt exchange will be reduced on a dollar-for-dollar basis by the aggregate principal amount of the 2012 notes that are not so exchanged;

•	to the extent that the Company receives less than $205.0 million of gross proceeds from the rights offering, participants in the debt exchange will also be permitted to elect to exchange, and the backstop purchasers will be required to exchange, to the extent of the deficiency between $205.0 million and the proceeds obtained by the Company in the rights offering and pursuant to the backstop commitment (which amount we refer to as the “exchange deficiency”), 2012 notes held by them for shares of our common stock, in lieu of 2016 notes and cash, at an exchange price equal to the rights offering subscription price, with allocations of available shares of our common stock to be made pro rata in proportion to the aggregate principal amount of 2012 notes validly submitted for exchange in the debt exchange by such holders, including the backstop purchasers, for shares of our common stock; and

•	to the extent that the aggregate principal amount of 2012 notes so exchanged for shares of our common stock is less than the full amount of the exchange deficiency, including after any exchange of 2012 notes for shares of our common stock by the backstop purchasers and other holders of our 2012 notes who elect to receive shares of common stock in the debt exchange, then all holders of 2012 notes participating in the debt exchange and electing to receive 2016 notes or cash in the debt exchange will receive, in exchange for 2012 notes submitted for exchange in the debt exchange, shares of common stock at an exchange price equal to the rights offering subscription price pro rata in proportion to the amount of 2012 notes validly exchanged by them in the debt exchange for consideration other than shares of our common stock.

Exchanging holders of 2012 notes will be prorated to the extent of any over-subscription for 2016 notes or cash.

We are also soliciting consents to amend the indenture under which the 2012 notes were issued to eliminate substantially all of the restrictive covenants, certain conditions to defeasance, and certain events of default and to release the liens on the collateral securing the 2012 notes. Holders of at least 66 2/3% of the aggregate principal amount of the 2012 notes, excluding JLL and Warburg Pincus, must deliver consents to the proposed amendments to the indenture governing the 2012 notes in order for the proposed amendments to become effective. Pursuant to a Support Agreement with certain holders of outstanding 2012 notes, holders of approximately 85% of the aggregate principal amount of our outstanding 2012 notes held by holders other than JLL and Warburg Pincus have agreed to deliver consents to the proposed amendments to the indenture governing the 2012 notes (which amount satisfies the minimum consent requirement for effectiveness of the proposed amendments).

Holders of at least 90% in aggregate principal amount of the 2012 notes must have exchanged their 2012 notes in the debt exchange to complete the recapitalization transactions.

Pursuant to the Support Agreement and the Investment Agreement with JLL and Warburg Pincus, as of December 2, 2009, holders of approximately 90.35% of the aggregate principal amount of the 2012 notes have agreed to exchange their 2012 notes in the debt exchange.

The debt exchange and consent solicitation are scheduled to expire at 5:00 p.m., Eastern Time, [    ●    ], 2010, at the expiration of the rights offering, unless the special committee of our board of directors, in its sole discretion, extends such time; provided that, pursuant to the Investment Agreement, the expiration date of the rights offering may not be extended by more than ten days without the prior written consent of JLL and Warburg Pincus, and, if the rights offering is extended, the Company will correspondingly extend the debt exchange.

The Special Meeting of Our Stockholders

We intend to call a special meeting of our stockholders to be held on [    ●    ], 2010, to consider the approval of the issuance of shares of our common stock in the rights offering, pursuant to the Investment Agreement, and in the debt exchange, as required by the Nasdaq Marketplace Rules. JLL and Warburg Pincus, who collectively beneficially own approximately 50% of our common stock before giving effect to the recapitalization transactions, have agreed to vote in favor of the issuance of the additional shares. In addition, stockholders will be asked to vote on a proposal to amend the Company’s 2007 Incentive Plan to increase the number of shares of common stock that may be granted pursuant to awards under such plan and re-approve a list of qualified business criteria for performance-based awards in order to preserve federal income tax deductions.

Interests of Our Officers, Directors, and Principal Stockholders in the Rights Offering

JLL and Warburg Pincus, who collectively beneficially own approximately 50% of our common stock, own approximately 36%, or approximately $98 million aggregate principal amount, of our 2012 notes. Six of our ten directors hold positions with affiliates of either JLL or Warburg Pincus. We have entered into the Investment Agreement with JLL and Warburg Pincus, under which JLL and Warburg Pincus have severally agreed to purchase from us, at the subscription price, unsubscribed shares of common stock such that gross proceeds of the rights offering will be no less than $75.0 million. In addition, each of JLL and Warburg Pincus has agreed (i) to exchange up to $48.909 million aggregate principal amount of 2012 notes indirectly held by it in the debt exchange and (ii) to the extent gross proceeds of the rights offering are less than $205.0 million, to exchange such 2012 notes for shares of our common stock at an exchange price equal to the rights offering subscription price, subject to proration from the participation of other holders of 2012 notes who submit for exchange their 2012 notes for shares of our common stock not subscribed for through the exercise of rights in the rights offering. See “The Rights Offering — The Backstop Purchasers.” JLL’s and Warburg Pincus’ obligations, collectively, under this commitment are limited to $75.0 million in cash and the exchange of approximately $98 million aggregate principal amount of the 2012 notes in the debt exchange. In the event gross proceeds of the rights offering are less than $205.0 million, JLL and Warburg Pincus will likely increase their percentage ownership of our issued and outstanding common stock.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the specific risks described below, the risks described in our 2008 10-K, which are incorporated herein by reference, and any risks described in our other filings with the SEC incorporated herein by reference, before making an investment decision. See the section of this prospectus entitled “Where You Can Find More Information.” Any of the risks we describe below or in the information incorporated herein by reference could cause our business, financial condition, or operating results to suffer. The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment. Some of the statements in this section of the prospectus are forward-looking statements. For more information about forward-looking statements, please see the section of this prospectus entitled “Forward-Looking Statements.”

Risks Related to Our Business and Industry

The industry in which we operate is dependent upon the homebuilding industry, the economy, the credit markets, and other important factors.

The building products industry is highly dependent on new home construction, which in turn is dependent upon a number of factors, including interest rates, consumer confidence, foreclosure rates, and the health of the economy and mortgage markets. Unfavorable changes in demographics, credit markets, consumer confidence, housing affordability, or inventory levels, or weakening of the national economy or of any regional or local economy in which we operate, could adversely affect consumer spending, result in decreased demand for homes, and adversely affect our business. Production of new homes may also decline because of shortages of qualified tradesmen, reliance on inadequately capitalized sub-contractors, and shortages of material. In addition, the homebuilding industry is subject to various local, state, and federal statutes, ordinances, rules, and regulations concerning zoning, building design and safety, construction, and similar matters, including regulations that impose restrictive zoning and density requirements in order to limit the number of homes that can be built within the boundaries of a particular area. Increased regulatory restrictions could limit demand for new homes and could negatively affect our sales and earnings. Because we have substantial fixed costs, relatively modest declines in our customers’ production levels could continue to have a significant adverse effect on our financial condition, operating results and cash flows.

The homebuilding industry is undergoing a significant and sustained downturn. According to the U.S. Census Bureau, actual single family housing starts in the U.S. during 2008 declined 57.5% from 2006 to 2008 and declined 34.5% for the nine months ended September 30, 2009 compared to the prior year period. We believe that the market downturn is attributable to a variety of factors including: an economic recession; limited credit availability; excess home inventories; a substantial reduction in speculative home investment; a decline in consumer confidence; higher unemployment; and an industry-wide softening of demand. The downturn in the homebuilding industry has resulted in a substantial reduction in demand for our products and services, which in turn had a significant adverse effect on our business and operating results during fiscal 2007, 2008, and 2009 to date.

In addition, beginning in 2007, the mortgage markets experienced substantial disruption due to increased defaults, primarily as a result of credit quality deterioration. The disruption has continued to date and has precipitated evolving changes in the regulatory environment and reduced availability of mortgages for potential homebuyers due to an illiquid credit market, substantial declines in housing prices, and more restrictive standards to qualify for mortgages. During 2008, the conditions in the credit markets worsened and the economy fell into a recession. In addition, the credit markets and the financial services industry experienced a significant crisis characterized by the bankruptcy or failure of various financial institutions and severe limitations on credit availability. As a result, the credit markets have become highly illiquid as financial and lending institutions have severely restricted lending in order to conserve cash and protect their balance sheets. Although Congress and applicable regulatory authorities have enacted legislation and implemented programs designed to protect financial institutions and free up the credit markets, it is unclear whether these actions have been effective to date or will be effective in the future. Mortgage financing and commercial credit for homebuilders continues to be severely constrained. As the housing industry is dependent upon the economy as well as potential homebuyers’ access to mortgage financing and homebuilders’ access to commercial credit, it is likely there will be further damage to an already weak housing industry until conditions in the economy and the credit markets substantially improve.

We cannot predict the duration of the current market conditions, or the timing or strength of a future recovery of housing activity in our markets, if any. We also cannot provide any assurances that the homebuilding industry will not weaken further or that the operational strategies we have implemented to address the current market conditions will be successful. Continued weakness in the homebuilding industry would have a significant adverse effect on our business, financial condition and operating results.

In view of the current housing downturn, we may be required to take additional impairment charges relating to our operations or close under-performing locations.

During 2008, we recorded goodwill impairment charges of $39.9 million in continuing operations related to our Florida reporting unit and $4.0 million in discontinued operations, net of tax, related to our Ohio reporting unit. We also recorded in 2008 impairment charges related to long-lived assets, other than goodwill, of $7.0 million in continuing operations and $0.1 million in discontinued operations, net of tax. During 2009, we recorded an impairment charge of $0.5 million in continuing operations to reduce the carrying value of a parcel of real estate being held for sale. If the current weakness in the homebuilding industry continues, we may need to take additional goodwill and/or asset impairment charges relating to certain of our reporting units. Any such non-cash charges would have an adverse effect on our financial results. In addition, in response to industry and market conditions, we may have to close certain facilities in under-performing markets, although we have no specific plans for additional facility closures at this time. Any such facility closures could have a significant adverse effect on our financial condition, operating results, and cash flows.

We may have future capital needs and may not be able to obtain additional financing on acceptable terms.

We are substantially reliant on cash on hand and our $250 million senior secured revolving credit facility to provide working capital and fund our operations. Our inability to renew or replace this facility when required or when business conditions warrant, could have a material adverse effect on our business, financial condition, and results of operations. As of September 30, 2009, our outstanding borrowings under this facility were $20 million, and our net available borrowing capacity in excess of our minimum liquidity covenant was $0. Our inability to borrow additional funds under this facility to fund our working capital requirements and our operations could have a significant adverse effect on our financial condition, operating results and cash flows.

Current economic conditions and conditions in the credit markets, the economic climate affecting our industry, and the success of our recapitalization transaction, as well as other factors, may constrain our financing abilities. Our ability to secure additional financing, if available, and to satisfy our financial obligations under indebtedness outstanding from time to time will depend upon our future operating performance, the availability of credit generally, economic conditions, and financial, business, and other factors, many of which are beyond our control. The prolonged continuation or worsening of the current market and macroeconomic conditions that affect our industry could require us to seek additional capital and have a material adverse effect on our ability to secure such capital on favorable terms, if at all. In addition, there can be no assurance that, if the recapitalization transactions are consummated, the additional liquidity provided will be sufficient to fund our operations until the housing market recovers.

We may be unable to secure additional financing or financing on favorable terms or our operating cash flow may be insufficient to satisfy our financial obligations under indebtedness outstanding from time to time, including our 2012 notes, our senior secured revolving credit facility, and the 2016 notes being offered in the debt exchange. The indenture governing the 2016 notes, moreover, is expected to, among other restrictions, reduce the amount of permitted indebtedness allowed the Company. In addition, if financing is not available when needed, or is available on unfavorable terms, we may be unable to take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition, and results of operations. If additional funds are raised through the issuance of additional equity or convertible debt securities, our stockholders may experience significant dilution.

Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, and prevent us from meeting our obligations under our debt instruments.

As of September 30, 2009, our funded debt was $295.0 million, of which $20.0 million consisted of outstanding borrowings under our senior secured revolving credit facility and $275.0 million was indebtedness under our 2012 notes. In addition, we have significant obligations under ongoing operating leases that are not reflected in our balance sheet.

As of September 30, 2009, $295.0 million of our debt was at a variable interest rate. If interest rates rise, our interest expense would increase. However, our interest rate swap contracts fix interest rates on a portion of our outstanding long-term debt balances. Based on debt outstanding at September 30, 2009, a 1% increase in interest rates would result in approximately $1.0 million of additional interest expense annually. In addition, the 2016 notes to be issued in the debt exchange bear interest at a significantly higher interest rate (3-month LIBOR (subject to a 3% floor) plus 10%) than the interest rate under the 2012 notes (3-month LIBOR plus 4.25%).

Our substantial debt could have important consequences to us, including:

•	increasing our vulnerability to general economic and industry conditions;

•	requiring a substantial portion of our cash flow used in operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures, and future business opportunities;

•	exposing us to the risk of increased interest rates, and corresponding increased interest expense, because a significant portion of our borrowings are at variable rates of interest;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions, and general corporate or other purposes; and

•	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who have less debt.

In addition, some of our debt instruments, including those governing our senior secured revolving credit facility and our notes, contain cross-default provisions that could result in our debt being declared immediately due and payable under a number of debt instruments, even if we default on only one debt instrument. In such event, it is unlikely that we would be able to satisfy our obligations under all of such accelerated indebtedness simultaneously.

We may incur additional indebtedness.

We may incur additional indebtedness under our senior secured revolving credit facility, which provides for up to $250.0 million of revolving credit borrowings. Given the severe housing downturn, we are currently substantially reliant on our cash on hand and our credit facility to fund our operations. In addition, we may be able to incur substantial additional indebtedness in the future, including collateralized debt, subject to the restrictions contained in the credit agreement governing our senior secured revolving credit facility, the indenture currently governing our 2012 notes, and the proposed indenture that will govern the 2016 notes. If new debt is added to our current debt levels, the related risks that we now face could intensify.

Our debt instruments contain various covenants that limit our ability to operate our business.

Our financing arrangements, including our senior secured revolving credit facility and the indenture currently governing our 2012 notes, contain, and the proposed indenture that will govern the 2016 notes will contain, various provisions that limit our ability to, among other things:

•	transfer or sell assets, including the equity interests of our restricted subsidiaries, or use asset sale proceeds;

•	incur additional debt;

•	pay dividends or distributions on our capital stock or repurchase our capital stock;

•	make certain restricted payments or investments;

•	create liens to secure debt;

•	enter into transactions with affiliates;

•	merge or consolidate with another company or continue to receive the benefits of these financing arrangements under a “change in control” scenario (as defined in those agreements); and

•	engage in unrelated business activities.

In addition, our senior secured revolving credit facility requires us to meet a specified financial ratio. This financial ratio is a fixed charge coverage ratio of 1:1 that is triggered if our available borrowing capacity, as determined under the borrowing base formula, is less than $35 million. The fixed charge coverage ratio is defined as the ratio of earnings before interest expenses, income taxes, depreciation, and amortization expenses minus capital expenditures, cash taxes paid, dividends, distributions and share repurchases or redemptions to the sum of scheduled principal payments and interest expense on a trailing 12 month basis from the trigger date. These covenants may restrict our ability to expand or fully pursue our business strategies. Our ability to comply with these and other provisions of the indenture governing our notes and the senior secured revolving credit facility may be affected by changes in our operating and financial performance, changes in general business and economic conditions, adverse regulatory developments, a change in control or other events beyond our control. The breach of any of these covenants, including those contained in our senior secured revolving credit facility, the indenture governing our 2012 notes and the proposed indenture that will govern our 2016 notes, could result in a default under our indebtedness, which could cause those and other obligations to become due and payable. If any of our indebtedness is accelerated, we may not be able to repay it.

At September 30, 2009, our net available borrowing capacity under our senior secured revolving credit facility in excess of the $35 million liquidity covenant was zero due to a drop in our eligible borrowing base coupled with lower seasonal advance rates set forth under the credit agreement. Approximately $4.3 million of cash on hand at September 30, 2009 supported a short-fall in the calculation of the $35 million minimum liquidity covenant contained in the credit agreement. This covenant calculates as eligible borrowing base less outstanding borrowings. The resulting amount must exceed $35 million or we are required to meet a fixed charge coverage ratio of 1:1, which we currently would not meet. Further declines in our borrowing base, if any, could compel us to either repay outstanding borrowings under the senior secured revolving credit facility or increase cash on deposit with the agent.

We occupy most of our facilities under long-term non-cancelable leases. We may be unable to renew leases at the end of their terms. If we close a facility, we are still obligated under the applicable lease.

Most of our facilities are located in leased premises. Many of our current leases are non-cancelable and typically have terms ranging from 5 to 15 years and most provide options to renew for specified periods of time. We believe that leases we enter into in the future will likely be long-term and non-cancelable and have similar renewal options. If we close or idle a facility, we generally remain committed to perform our obligations under the applicable lease, which would include, among other things, payment of the base rent for the balance of the lease term. During 2007, 2008, and 2009, we closed or idled a number of facilities for which we remain liable on the lease obligations. Our obligation to continue making rental payments in respect of leases for closed or idled facilities could have a material adverse effect on our business and results of operations. Alternatively, at the end of the lease term and any renewal period for a facility, we may be unable to renew the lease without substantial additional cost, if at all. If we are unable to renew our facility leases, we may close or relocate a facility, which could subject us to construction and other costs and risks, and could have a material adverse effect on our business and results of operations. For example, closing a facility, even during the time of relocation, will reduce the sales that the facility would have contributed to our revenues. Additionally, the revenue and profit, if any, generated at a relocated facility may not equal the revenue and profit generated at the existing one.

We are a holding company and conduct all of our operations through our subsidiaries.

We are a holding company that derives all of our operating income from our subsidiaries. All of our assets are held by our direct and indirect subsidiaries. We rely on the earnings and cash flows of our subsidiaries, which are paid to us by our subsidiaries in the form of dividends and other payments or distributions, to meet our debt service obligations. The ability of our subsidiaries to pay dividends or make other payments or distributions to us will depend on their respective operating results and may be restricted by, among other things, the laws of their jurisdiction of organization (which may limit the amount of funds available for the payment of dividends and other distributions to us), the terms of existing and future indebtedness and other agreements of our subsidiaries, the senior secured revolving credit facility, the terms of the indenture governing our 2012 notes, the terms of the proposed indenture that will govern our 2016 notes, and the covenants of any future outstanding indebtedness we or our subsidiaries incur.

Our financial condition and operating performance and that of our subsidiaries is also subject to prevailing economic and competitive conditions and to certain financial, business, and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital, or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The credit agreement governing our senior secured revolving credit facility, the indenture governing the 2012 notes, without giving effect to the proposed amendments in the consent solicitation, and the proposed indenture that will govern our 2016 notes restrict our ability to dispose of assets and use the proceeds from such disposition. We may not be able to consummate those dispositions or be able to obtain the proceeds that we could realize from them, and these proceeds may not be adequate to meet any debt service obligations then due.

The building supply industry is cyclical and seasonal.

The building products supply industry is subject to cyclical market pressures. Prices of building products are subject to fluctuations arising from changes in supply and demand, national and international economic conditions, labor costs, competition, market speculation, government regulation, and trade policies, as well as from periodic delays in the delivery of lumber and other products. For example, prices of wood products, including lumber and panel products, are subject to significant volatility and directly affect our sales and earnings. In particular, low market prices for wood products over a sustained period can adversely affect our financial condition, operating results and cash flows. For the nine months ended September 30, 2009, average prices for lumber and lumber sheet goods were 16.2% lower than the prior year. The current housing downturn has resulted in a prolonged period of relatively low market prices for wood products. Our lumber and lumber sheet goods product category represented 23.9% of total sales for the nine months ended September 30, 2009. We have no ability to control the timing and amount of pricing changes for building products. In addition, the supply of building products fluctuates based on available manufacturing capacity. A shortage of capacity or excess capacity in the industry can result in significant increases or declines in market prices for those products, often within a short period of time. Such price fluctuations can adversely affect our financial condition, operating results and cash flows.

In addition, although weather patterns affect our operating results throughout the year, adverse weather historically has reduced construction activity in the first and fourth quarters in our markets. To the extent that hurricanes, severe storms, floods, other natural disasters, or similar events occur in the markets in which we operate, our business may be adversely affected. We anticipate that fluctuations from period to period will continue in the future.

The loss of any of our significant customers could affect our financial health.

Our 10 largest customers generated approximately 19.0% and 21.3% of our sales for the year ended December 31, 2008 and the nine months ended September 30, 2009, respectively. We cannot guarantee that we will maintain or improve our relationships with these customers or that we will continue to supply these customers at historical levels. Due to the current housing downturn, many of our homebuilder customers have substantially reduced construction activity. Some homebuilder customers have exited or severely curtailed building activity in certain of our markets. This trend is likely to continue until there is a housing recovery in our markets. A continued housing downturn could have a significant adverse effect on our financial condition, operating results, and cash flows.

In addition to these factors, production homebuilders and other customers may: (1) seek to purchase some of the products that we currently sell directly from manufacturers, (2) elect to establish their own building products manufacturing and distribution facilities, or (3) give advantages to manufacturing or distribution intermediaries in which they have an economic stake. In addition, continued consolidation among production homebuilders could also result in a loss of some of our present customers to our competitors. The loss of one or more of our significant customers or deterioration in our relations with any of them could significantly affect our financial condition, operating results and cash flows. Furthermore, our customers are not required to purchase any minimum amount of products from us. The contracts into which we have entered with most of our professional customers typically provide that we supply particular products or services for a certain period of time when and if ordered by the customer. Should our customers purchase our products in significantly lower quantities than they have in the past, such decreased purchases could have a material adverse effect on our financial condition, operating results, and cash flows.

Our industry is highly fragmented and competitive, and increased competitive pressure may adversely affect our results.

The building products supply industry is highly fragmented and competitive. We face significant competition from local and regional building materials chains, as well as from privately-owned single site enterprises. Any of these competitors may (1) foresee the course of market development more accurately than do we, (2) develop products that are superior to our products, (3) have the ability to produce similar products at a lower cost, (4) develop stronger relationships with local homebuilders, or (5) adapt more quickly to new technologies or evolving customer requirements than do we. As a result, we may not be able to compete successfully with them. In addition, home center retailers, which have historically concentrated their sales efforts on retail consumers and small contractors, may in the future intensify their marketing efforts to professional homebuilders. Furthermore, certain product manufacturers sell and distribute their products directly to production homebuilders. The volume of such direct sales could increase in the future. Additionally, manufacturers of products distributed by us may elect to sell and distribute directly to homebuilders in the future or enter into exclusive supplier arrangements with other distributors. Consolidation of production homebuilders may result in increased competition for their business. Finally, we may not be able to maintain our operating costs or product prices at a level sufficiently low for us to compete effectively. If we are unable to compete effectively, our financial condition, operating results, and cash flows may be adversely affected.

We are subject to competitive pricing pressure from our customers.

Production homebuilders historically have exerted significant pressure on their outside suppliers to keep prices low because of their market share and their ability to leverage such market share in the highly fragmented building products supply industry. The current housing industry downturn has resulted in significantly increased pricing pressures from production homebuilders and other customers. In addition, continued consolidation among production homebuilders, and changes in production homebuilders’ purchasing policies or payment practices, could result in additional pricing pressure. If we are unable to generate sufficient cost savings to offset any price reductions, our financial condition, operating results and cash flows may be adversely affected. In addition, as a result of the housing downturn, several of our homebuilder customers have defaulted on amounts owed to us, or their payable days have become extended as a result of their financial condition. Such payment failures or delays may significantly adversely affect our financial condition, operating results, and cash flows.

The ownership position of JLL and Warburg Pincus limits other stockholders’ ability to influence corporate matters.

JLL and Warburg Pincus control Building Products, LLC, which owns approximately 50% of our outstanding common stock. Six of our ten directors hold positions with affiliates of either JLL or Warburg Pincus. Accordingly, JLL and Warburg Pincus have significant influence over our management and affairs and over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets. In addition, beneficial ownership of our common stock by JLL and Warburg Pincus could increase significantly as a result of the recapitalization transactions. This concentrated ownership position limits other stockholders’ ability to influence corporate matters and, as a result, we may take actions that some of our stockholders do not view as beneficial. Additionally, JLL and Warburg Pincus are in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. These entities may also pursue, for their own accounts, acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. Further, certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws may limit your ability to influence corporate matters, and, as a result, we may take actions that some of our stockholders do not view as beneficial.

Our continued success will depend on our ability to retain our key employees and to attract and retain new qualified employees.

Our success depends in part on our ability to attract, hire, train, and retain qualified managerial, sales, and marketing personnel. We face significant competition for these types of employees in our industry and from other industries. We may be unsuccessful in attracting and retaining the personnel we require to conduct and expand our operations successfully. In addition, key personnel may leave us and compete against us. Our success also depends to a significant extent on the continued service of our senior management team. We may be unsuccessful in replacing key managers who either quit or retire. The loss of any member of our senior management team or other experienced, senior employees could impair our ability to execute our business plan, cause us to lose customers and reduce our net sales, or lead to employee morale problems and/or the loss of other key employees. In any such event, our financial condition, operating results, and cash flows could be adversely affected.

The nature of our business exposes us to product liability and warranty claims and other legal proceedings.

We are involved in product liability and product warranty claims relating to the products we manufacture and distribute that, if adversely determined, could adversely affect our financial condition, operating results, and cash flows. We rely on manufacturers and other suppliers to provide us with many of the products we sell and distribute. Because we do not have direct control over the quality of such products manufactured or supplied by such third-party suppliers, we are exposed to risks relating to the quality of such products. In addition, we are exposed to potential claims arising from the conduct of homebuilders and their subcontractors, for which we may be contractually liable. Although we currently maintain what we believe to be suitable and adequate insurance in excess of our self-insured amounts, there can be no assurance that we will be able to maintain such insurance on acceptable terms or that such insurance will provide adequate protection against potential liabilities. Product liability claims can be expensive to defend and can divert the attention of management and other personnel for significant periods, regardless of the ultimate outcome. Claims of this nature could also have a negative impact on customer confidence in our products and our company. In addition, we are involved on an ongoing basis in other types of legal proceedings. We cannot assure you that any current or future claims will not adversely affect our financial condition, operating results, and cash flows.

Product shortages, loss of key suppliers, and our dependence on third-party suppliers and manufacturers could affect our financial health.

Our ability to offer a wide variety of products to our customers is dependent upon our ability to obtain adequate product supply from manufacturers and other suppliers. Generally, our products are obtainable from various sources and in sufficient quantities. However, the loss of, or a substantial decrease in the availability of, products from our suppliers or the loss of key supplier arrangements could adversely impact our financial condition, operating results, and cash flows.

Although in many instances we have agreements with our suppliers, these agreements are generally terminable by either party on limited notice. Failure by our suppliers to continue to supply us with products on commercially reasonable terms, or at all, could put pressure on our operating margins or have a material adverse effect on our financial condition, operating results, and cash flows. Short-term changes in the cost of these materials, some of which are subject to significant fluctuations, are sometimes, but not always passed on to our customers. Our delayed ability to pass on material price increases to our customers could adversely impact our financial condition, operating results, and cash flows.

A range of factors may make our quarterly revenues and earnings variable.

We have historically experienced, and in the future will continue to experience, variability in revenues and earnings on a quarterly basis. The factors expected to contribute to this variability include, among others: (1) the volatility of prices of lumber and wood products, (2) the cyclical nature of the homebuilding industry, (3) general economic conditions in the various local markets in which we compete, (4) the pricing policies of our competitors, (5) the production schedules of our customers, and (6) the effects of the weather. These factors, among others, make it difficult to project our operating results on a consistent basis, which may affect the price of our stock.

We may be adversely affected by any disruption in our information technology systems.

Our operations are dependent upon our information technology systems, which encompass all of our major business functions. Our primary enterprise resource planning (“ERP”) system, which we use for operations representing approximately 97% of our sales, is a proprietary system that has been highly customized by our computer programmers. Our centralized financial reporting system currently draws data from our ERP systems. We rely upon such information technology systems to manage and replenish inventory, to fill and ship customer orders on a timely basis, and to coordinate our sales activities across all of our products and services. A substantial disruption in our information technology systems for any prolonged time period (arising from, for example, system capacity limits from unexpected increases in our volume of business, outages, or delays in our service) could result in delays in receiving inventory and supplies or filling customer orders and adversely affect our customer service and relationships. Our systems might be damaged or interrupted by natural or man-made events or by computer viruses, physical or electronic break-ins, or similar disruptions affecting the global Internet. As part of our continuing integration of our computer systems, we plan to integrate our ERPs into a single system. This integration may divert management’s attention from our core businesses. In addition, we may experience delays in such integration or problems with the functionality of the integrated system, which could increase the expected cost of the integration. There can be no assurance that such delays, problems, or costs will not have a material adverse effect on our financial condition, operating results and cash flows.

We may be adversely affected by any natural or man-made disruptions to our distribution and manufacturing facilities.

We currently maintain a broad network of distribution and manufacturing facilities throughout the southern and eastern U.S. Any serious disruption to our facilities resulting from fire, earthquake, weather-related events, an act of terrorism, or any other cause could damage a significant portion of our inventory and could materially impair our ability to distribute our products to customers. Moreover, we could incur significantly higher costs and longer lead times associated with distributing our products to our customers during the time that it takes for us to reopen or replace a damaged facility. In addition, any shortages of fuel or significant fuel cost increases could seriously disrupt our ability to distribute products to our customers. If any of these events were to occur, our financial condition, operating results, and cash flows could be materially adversely affected.

We may be unable to successfully implement our growth strategy, which includes increasing sales of our prefabricated components and other value-added products, pursuing strategic acquisitions, and opening new facilities.

Our strategy depends in part on growing our sales of prefabricated components and other value-added products and increasing our market share. If any of these initiatives are not successful, or require extensive investment, our growth may be limited, and we may be unable to achieve or maintain expected levels of growth and profitability.

Our long-term business plan also provides for continued growth through strategic acquisitions and organic growth through the construction of new facilities or the expansion of existing facilities. Failure to identify and acquire suitable acquisition candidates on appropriate terms could have a material adverse effect on our growth strategy. Moreover, a significant change in our business, the economy, or the housing market, an unexpected decrease in our cash flow for any reason, or the requirements of our senior secured revolving credit facility, the indenture governing the 2012 notes, or the proposed indenture that will govern the 2016 notes could result in an inability to obtain the capital required to effect new acquisitions or expansions of existing facilities. Our failure to make successful acquisitions or to build or expand facilities, including manufacturing facilities, produce saleable product, or meet customer demand in a timely manner could result in damage to or loss of customer relationships, which could adversely affect our financial condition, operating results, and cash flows. In addition, although we have been successful in the past in integrating 27 acquisitions, we may not be able to integrate the operations of future acquired businesses with our own in an efficient and cost-effective manner or without significant disruption to our existing operations. Acquisitions, moreover, involve significant risks and uncertainties, including difficulties integrating acquired personnel and corporate cultures into our business, the potential loss of key employees, customers or suppliers, difficulties in integrating different computer and accounting systems, exposure to unforeseen liabilities of acquired companies, and the diversion of management attention and resources from existing operations. We may be unable to successfully complete potential acquisitions due to multiple factors, such as issues related to regulatory review of the proposed transactions. We may also be required to incur additional debt in order to consummate acquisitions in the future, which debt may be substantial and may limit our flexibility in using our cash flow from operations. Our failure to integrate future acquired businesses effectively or to manage other consequences of our acquisitions, including increased indebtedness, could prevent us from remaining competitive and, ultimately, could adversely affect our financial condition, operating results, and cash flows.

Federal, state, local, and other regulations could impose substantial costs and/or restrictions on our operations that would reduce our net income.

We are subject to various federal, state, local, and other regulations, including, among other things, regulations promulgated by the Department of Transportation and applicable to our fleet of delivery trucks, work safety regulations promulgated by the Department of Labor’s Occupational Safety and Health Administration, employment regulations promulgated by the United States Equal Employment Opportunity Commission, accounting standards issued by the Financial Accounting Standards Board or similar entities, and state and local zoning restrictions and building codes. More burdensome regulatory requirements in these or other areas may increase our general and administrative costs and adversely affect our financial condition, operating results, and cash flows. Moreover, failure to comply with the regulatory requirements applicable to our business could expose us to substantial penalties that could adversely affect our financial condition, operating results and cash flows.

We are subject to potential exposure to environmental liabilities and are subject to environmental regulation.

We are subject to various federal, state, and local environmental laws, ordinances, and regulations. Although we believe that our facilities are in material compliance with such laws, ordinances, and regulations, as owners and lessees of real property, we can be held liable for the investigation or remediation of contamination on such properties, in some circumstances, without regard to whether we knew of or were responsible for such contamination. No assurance can be provided that remediation may not be required in the future as a result of spills or releases of petroleum products or hazardous substances, the discovery of unknown environmental conditions, or more stringent standards regarding existing residual contamination. More burdensome environmental regulatory requirements may increase our general and administrative costs and adversely affect our financial condition, operating results, and cash flows.

We may be adversely affected by uncertainty in the economy and financial markets, including as a result of terrorism and the war in the Middle East and Afghanistan.

Instability in the economy and financial markets, including as a result of terrorism and the war in the Middle East and Afghanistan, may result in a decrease in housing starts, which would adversely affect our business. In addition, the war, related setbacks or adverse developments, including a retaliatory military strike or terrorist attack, may cause unpredictable or unfavorable economic conditions and could have a material adverse effect on our financial condition, operating results, and cash flows. In addition, any shortages of fuel or significant fuel cost increases related to geopolitical conditions could seriously disrupt our ability to distribute products to our customers. Terrorist attacks similar to the ones committed on September 11, 2001, may directly affect our ability to keep our operations and services functioning properly and could have a material adverse effect on our financial condition, operating results, and cash flows.

Risks Related to the Rights Offering and the Debt Exchange

The price of our common stock is volatile and may decline before or after the subscription rights expire.

The market price of our common stock historically has experienced and may continue to experience significant price fluctuations similar to those experienced by the broader stock market in recent years. In addition, the price of our common stock may fluctuate significantly in response to various factors, including:

•	the recapitalization transactions, which will involve the issuance of an additional 58,571,428 shares of our common stock;

•	actual or anticipated fluctuations in our results of operations;

•	announcements by us or our competitors of significant business developments, changes in customer relationships, acquisitions, or expansion plans;

•	changes in the prices of products we sell;

•	our involvement in litigation, including litigation related to the recapitalization transactions;

•	our sale of common stock or other securities in the future;

•	market conditions in our industry;

•	changes in key personnel;

•	changes in market valuation or earnings of our competitors;

•	the trading volume of our common stock;

•	changes in the estimation of the future size and growth rate of our markets; and

•	general economic and market conditions.

Broad market and industry factors may materially harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If we were involved in any similar litigation we could incur substantial costs and our management’s attention and resources could be diverted, which could adversely impact our financial condition, results of operations and cash flows. As a result, it may be difficult for you to resell your shares of common stock in the future.

We cannot assure you that the public trading market price of our common stock will not decline after you elect to exercise your rights. If that occurs, you may have committed to buy shares of common stock in the rights offering at a price greater than the prevailing market price and could have an immediate unrealized loss. Moreover, we cannot assure you that, following the exercise of your rights, you will be able to sell your common stock at a price equal to or greater than the subscription price, and you may lose all or part of your investment in our common stock. Until shares are delivered to you, you will not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock purchased pursuant to the basic subscription privilege and over-subscription privilege will be delivered promptly after completion of the rights offering and after all pro rata allocations and adjustments have been completed. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of rights.

If the closing of the recapitalization transactions is delayed or prevented, our liquidity and operations may be adversely affected and the market price of our common stock may decline.

If the closing of the recapitalization transactions is delayed, or if the recapitalization transactions are not consummated, our liquidity position may be constricted and we may be unable to reduce or refinance our existing indebtedness when it becomes due. In addition, we will have incurred significant costs, including the diversion of management resources, from which we will have received little or no benefit. Moreover, we may experience negative reactions from the financial markets and from our suppliers, customers, and employees. Each of these factors may adversely affect the trading price of our common stock and financial results and operations. There can also be no assurance that if the recapitalization transactions are consummated, the additional liquidity provided will be sufficient to fund our operations until the housing market recovers.

Any outstanding 2012 notes not exchanged in the debt exchange will remain outstanding, and, if we cannot extend the maturity of such 2012 notes, we may be required to redeem them before their maturity date; failure to do so will result in an earlier maturity for our senior secured revolving credit facility.

Any outstanding 2012 notes not exchanged in the debt exchange will remain outstanding and continue to be indebtedness of the Company. While the outside maturity date of our senior secured revolving credit facility is December 14, 2012, if by November 11, 2011 the 2012 notes have not been paid in full (or otherwise cease to be outstanding), or if the maturity date of the 2012 notes that remain outstanding has not been extended to a date no earlier than March 14, 2013, the senior secured revolving credit facility maturity date will be November 11, 2011. As a result, in order to prevent the obligations under our senior secured revolving credit facility from becoming due and payable (and to prevent the facility from terminating) on November 11, 2011, we will likely seek to redeem or extend the maturity date of the 2012 notes that remain outstanding following the completion of the recapitalization transactions. However, there can be no assurance that we will satisfy the applicable tests under the senior secured revolving credit facility in order to redeem the 2012 notes that remain outstanding, that we will have sufficient cash available to redeem the outstanding 2012 notes or that we will be able to obtain such an extension on favorable terms or at all. Moreover, any such redemption would negatively affect our liquidity and may require us to seek additional financing, which we may not be able to obtain on favorable terms, if at all. Should we be unable to extend the maturity date of outstanding 2012 notes not exchanged in the debt exchange, or should we fail to redeem such 2012 notes prior to November 11, 2011, all outstanding principal and interest under our senior secured revolving credit facility would become due and payable and our financial condition, operating results, and cash flows may be adversely affected.

The Company could incur significant liability in connection with stockholder class and derivative litigation related to the recapitalization transactions.

Several lawsuits related to the recapitalization transactions were filed in September 2009 and have been consolidated into one action in the Delaware Court of Chancery. On November 5, 2009, the parties entered into a definitive stipulation and agreement of compromise, settlement, and release with respect to the settlement of this consolidated litigation. Court approval of such settlement is a condition to the completion of the rights offering. If the parties to the stipulation do not receive the approval of the Delaware Court of Chancery to the proposed settlement prior to the closing of the recapitalization transactions, the Company, JLL, and Warburg Pincus would have to waive the closing condition related to the settlement of the stockholder class and derivative litigation to complete the recapitalization transactions. The failure to receive court approval of the settlement could lead to protracted litigation that we intend to defend vigorously, would be expensive and could have an adverse effect on our financial condition, operating results, and cash flows.

If you do not exercise your rights in full in the rights offering, you will suffer significant dilution in your percentage ownership of the Company.

If you do not exercise any rights in the rights offering, the number of shares of our common stock that you own will not change. However, because 58,571,428 shares of our common stock will be issued if the recapitalization transactions are completed, if you do not exercise your rights in full, your percentage ownership will be diluted after completion of the rights offering and the debt exchange.

If the rights offering is not fully subscribed, JLL and Warburg Pincus may increase their ownership.

We have entered into the Investment Agreement with JLL and Warburg Pincus, under which JLL and Warburg Pincus have severally agreed to purchase from us, at the subscription price, unsubscribed shares of common stock such that gross proceeds of the rights offering will be no less than $75.0 million. In addition, each of JLL and Warburg Pincus has agreed (i) to exchange up to $48.909 million aggregate principal amount of 2012 notes indirectly held by it in the debt exchange and (ii) to the extent gross proceeds of the rights offering are less than $205.0 million, to exchange such 2012 notes for shares of our common stock at an exchange price equal to the rights offering subscription price, subject to proration from the participation of other holders of 2012 notes who submit for exchange their 2012 notes for shares of our common stock not subscribed for through the exercise of rights in the rights offering. The other participants in the debt exchange will also be permitted to submit for exchange, to the extent of the exchange deficiency, 2012 notes held by them for shares of our common stock, in lieu of 2016 notes and cash, at an exchange price equal to the rights offering subscription price.

On the record date for the rights offering, JLL beneficially owned approximately [    ●    ]% of our outstanding common stock, and Warburg Pincus beneficially owned approximately [    ●    ]% of our outstanding common stock. As stockholders of the Company as of the record date, JLL and Warburg Pincus will have the right to subscribe for and purchase shares of our common stock under the basic subscription privilege of the rights offering, although they will not have the right to participate in the over-subscription privilege. If JLL and Warburg Pincus are the only holders of rights who exercise their rights in the rights offering and JLL and Warburg Pincus each exchange $48.909 million aggregate principal amount of 2012 notes for common stock, the Company will issue an aggregate of [    ●    ] and [    ●    ] shares of common stock to JLL and Warburg Pincus, respectively, and [    ●    ] shares of common stock to the other 2012 noteholders participating in the debt exchange. Under such circumstances, JLL’s ownership percentage of our outstanding common stock would increase to approximately [    ●    ]%, and Warburg Pincus’ ownership percentage of our outstanding common stock would increase to approximately [    ●    ]%, in each case after giving effect to this rights offering and the debt exchange. As a result, JLL and Warburg Pincus would be able to exercise substantial control over matters requiring stockholder approval. Your interests as a holder of common stock may differ from the interests of JLL and Warburg Pincus.

No prior market exists for the subscription rights.

Although we expect that the subscription rights will be traded on the Nasdaq Global Select Market, the subscription rights are a new issue of securities with no prior trading market, and we cannot provide you any assurances as to the liquidity of the trading market for the subscription rights or the market value of the subscription rights. Subject to certain earlier deadlines described under “The Rights Offering — Other Sales,” the subscription rights are transferable until 4:00 p.m., Eastern Time, on [    ●    ], 2010, the last business day prior to the expiration date of this rights offering (or, if the offer is extended, on the business day immediately prior to the extended expiration date), at which time they will be no longer transferable. The subscription agent will only facilitate subdivisions or transfers of the physical subscription rights certificates until 5:00 p.m., Eastern Time, on [    ●    ], 2010, three business days prior to the scheduled [    ●    ], 2010 expiration date. If you wish to sell your subscription rights or the subscription agent tries to sell subscription rights on your behalf in accordance with the procedures discussed in this prospectus but such subscription rights cannot be sold, or if you provide the subscription agent with instructions to exercise the subscription rights and your instructions are not timely received by the subscription agent or if you do not provide any instructions to exercise your subscription rights, then the subscription rights will expire and will be void and no longer exercisable.

The subscription price determined for the rights offering is not an indication of the fair value of our common stock.

The special committee of our board of directors determined the subscription price after considering, among other things, (i) the opinion delivered to the special committee of our board of directors by its financial advisor, Moelis & Company LLC, that the financial terms of the rights offering are fair from a financial point of view to our stockholders, other than JLL and Warburg Pincus, taken as a whole; (ii) the likely cost of capital from other sources and the price at which our stockholders might be willing to participate in the rights offering; (iii) the price at which JLL and Warburg Pincus would be willing to backstop a portion of the rights offering and exchange their 2012 notes for common stock in the debt exchange; and (iv) the price at which certain holders of our 2012 notes would be willing to participate in the debt exchange. The subscription price for a subscription right is $3.50 per share. The subscription price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common stock to be offered in the rights offering. After the date of this prospectus, our common stock may trade at prices above or below the subscription price.

You may not revoke your subscription exercise and could be committed to buying shares above the prevailing market price.

Once you exercise your subscription rights, you may not revoke the exercise of such rights. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buy shares of our common stock at a price above the prevailing market price. Our common stock is traded on the Nasdaq Global Select Market under the symbol “BLDR,” and the last reported sales price of our common stock on the Nasdaq Global Select Market on the record date of December 14, 2009, was $[    ●    ] per share. Moreover, you may be unable to sell your shares of common stock at a price equal to or greater than the subscription price you paid for such shares.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights may be rejected.

Stockholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent before [    ●    ], 2010, the expiration date of the rights offering, unless extended. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, bank, or other nominee acts for you and that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering. We will not be responsible if your broker, bank, or nominee fails to ensure that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

Significant sales of subscription rights and our common stock, or the perception that significant sales may occur in the future, could adversely affect the market price for the subscription rights and our common stock.

The sale of substantial amounts of the subscription rights and our common stock could adversely affect the price of these securities. Sales of substantial amounts of our subscription rights and our common stock in the public market, and the availability of shares for future sale, including up to 58,571,428 shares of our common stock to be issued in the rights offering, and [    ●    ] shares of our common stock issuable as of [    ●    ], 2009, upon exercise of outstanding options to acquire shares of our common stock under the Company’s stock incentive plans, including the 2007 Incentive Plan, as it may be amended as described in “Summary — The Special Meeting of Our Stockholders,” could adversely affect the prevailing market price of our common stock and the subscription rights and could cause the market price of our common stock to remain low for a substantial time. Additional options may also be granted under the Company’s incentive plans, including the Company’s 2007 Incentive Plan, as it may be amended as described in “Summary — The Special Meeting of Our Stockholders.” We cannot foresee the impact of such potential sales on the market, but it is possible that if a significant percentage of such available shares and subscription rights were attempted to be sold within a short period of time, the market for our shares and the subscription rights would be adversely affected. It is also unclear whether or not the market for our common stock (and any market that develops for our subscription rights) could absorb a large number of attempted sales in a short period of time, regardless of the price at which they might be offered. Even if a substantial number of sales do not occur within a short period of time, the mere existence of this “market overhang” could have a negative impact on the market for our common stock and the subscription rights and our ability to raise additional capital.

FORWARD-LOOKING STATEMENTS

This prospectus includes or incorporates “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Exchange Act, regarding, among other things, our financial condition and business strategy. We based these forward-looking statements on our current expectations and projections about future events. All statements, other than statements of historical facts, included in this prospectus, including, without limitation, statements under the headings “Summary” and “Risk Factors” and located elsewhere in this prospectus, regarding the prospects of our industry and our prospects, plans, financial position, and business strategy may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “foresee,” “believe,” or “continue,” or the negatives of these terms or variations of them or similar terminology. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations are disclosed in this prospectus, including in conjunction with the forward-looking statements included in this prospectus and under “Risk Factors.” These forward-looking statements speak only as of the date of this prospectus. We will not update these statements except as may be required by applicable securities laws. Factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those projected include, among others:

•	dependence on the homebuilding industry and other important factors;

•	uncertainty surrounding the economy and credit markets, particularly in light of the current economic downturn;

•	cyclical and seasonal nature of the building products supply industry;

•	product shortages, loss of key suppliers, and our dependence on third-party suppliers and manufacturers;

•	loss of significant customers;

•	competition in the highly fragmented building products supply industry;

•	pricing pressure from our customers;

•	our level of indebtedness;

•	our incurrence of additional indebtedness;

•	our inability to take certain actions because of restrictions in our debt agreements;

•	our reliance on our subsidiaries;

•	dependence on key personnel;

•	exposure to product liability and warranty claims;

•	variability of our quarterly revenues and earnings;

•	disruptions in our information technology systems;

•	disruptions at our facilities;

•	our ability to execute our strategic plans;

•	effects of regulatory conditions on our operations;

•	exposure to environmental liabilities and regulation;

•	economic and financial uncertainty resulting from terrorism and war;

•	the costs of, and our ability to meet, the requirements of the Sarbanes-Oxley Act of 2002; and

•	failure to close the rights offering and the debt exchange on the terms discussed herein.

USE OF PROCEEDS

The net proceeds to us from the sale of all of our shares of common stock offered in the rights offering, assuming full participation, are estimated to be approximately $195.0 million. Upon completion of the recapitalization transactions, the Company will receive $75.0 million from the proceeds of the rights offering and pursuant to the Investment Agreement for general corporate purposes and to pay the expenses of the recapitalization transactions, with any remaining proceeds of the rights offering being used to repurchase a portion of our outstanding 2012 notes, which have a current interest rate of 3-month LIBOR plus 4.25% and mature on February 15, 2012, in the debt exchange. We will reduce outstanding indebtedness by $130.0 million through the debt exchange.

CAPITALIZATION

The following table describes capitalization as of September 30, 2009 (i) on an actual basis, and (ii) on an as adjusted basis to give effect to the sale of all 58,571,428 shares offered in the rights offering (including application of net proceeds as described above) at a price of $3.50 per share, and assuming that all of the holders of our 2012 notes exchange such notes in the debt exchange. As adjusted balances are subject to change based upon final participation in the rights offering and the debt exchange.

	At September 30,
	2009
	Historical	As Adjusted
	(In thousands, except share and per share amounts)
	(Unaudited)

Cash	$96,317	$161,317 (1)

Current liabilities:
Accounts payable	$46,547	$46,547
Accrued liabilities	29,148	29,148
Current maturities of long-term debt	47	47

Total current liabilities	75,742	75,742
Long-term debt, net of current maturities:
Revolving credit facility	20,000	20,000
2012 notes	275,000	0
2016 notes	0	145,000
Other	4,147	4,147
Other long-term liabilities	23,406	23,406

Total liabilities	398,295	268,295

Shareholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding as of September 30, 2009	—	—
Common stock, $0.01 par value, 200,000 shares authorized, 36,120 and 94,692 shares issued and outstanding as of September 30, 2009, on a historical and as adjusted basis, respectively	360	945
Additional paid-in-capital	149,166	347,575
Accumulated deficit	(105,547)	(110,741)
Accumulated other comprehensive loss	(6,963)	(6,963)

Total stockholders’ equity	37,016	230,816

Total liabilities and stockholders’ equity	$435,311	$499,111

(1)	Reflects estimated fees and expenses payable by the Company in connection with the recapitalization transactions of approximately $10 million.

BACKGROUND OF THE RECAPITALIZATION TRANSACTIONS

Preliminary Exploration of Liquidity Issues

The severity and duration of the downturn in the homebuilding industry has presented significant challenges to our business. Our revenues have declined from approximately $2.2 billion for the year ended December 31, 2006, to approximately $1.0 billion for the year ended December 31, 2008, with further declines expected in 2009. Despite the efforts of our management to reduce our costs, our operating results have continued to deteriorate and our liquidity has decreased and is becoming constrained. In light of these conditions, our board of directors determined that certain recapitalization transactions involving a common stock rights offering and a debt exchange would be in the best interests of our Company and its stockholders. The proposed transactions would (i) provide us with significant additional liquidity to fund operations, (ii) deleverage our balance sheet, and (iii) extend the maturity of our outstanding indebtedness in order to provide us with additional time to recover from the current industry downturn.

Formation of the Special Committee of our Board of Directors

At a meeting of our board of directors held on August 31, 2009, JLL and Warburg Pincus delivered a written proposal (the “Initial Proposal”) to the Company for a recapitalization transaction that called for an exchange of the Company’s outstanding $275.0 million aggregate principal amount of 2012 notes for new notes and common stock and a $75.0 million common stock rights offering at a subscription price of $2.00 per share that would be backstopped by JLL and Warburg Pincus.

At that same meeting, our board of directors established a special committee of independent directors (the “Special Committee”), consisting of Robert C. Griffin, Cleveland A. Christophe and Craig A. Steinke, to review and evaluate the Initial Proposal from JLL and Warburg Pincus and consider any alternative transactions. Mr. Griffin was appointed Chair of the Special Committee. Messrs. Griffin, Christophe, and Steinke were specifically selected because of their independence.

Later that same day, the Special Committee held its first meeting and retained Morris, Nichols, Arsht & Tunnell, LLP as its Delaware counsel and Alston & Bird LLP as its securities counsel. At this meeting, the Special Committee discussed the retention of a financial advisor.

On September 1, 2009, the Company publicly announced that it had received the Initial Proposal and that it had formed the Special Committee of independent directors to evaluate the Initial Proposal.

The Special Committee interviewed four investment banking firms to select a financial advisor. Following these interviews, the Special Committee selected Moelis & Company LLC (“Moelis”) as its financial advisor because of its expertise and experience in financial restructurings and its knowledge of the building products industry. On September 5, 2009, the Special Committee entered into an engagement letter with Moelis.

Over the next three weeks, at the direction of the Special Committee, Moelis met with the Company’s management to discuss the Company’s business, capital structure and liquidity needs. Moelis also analyzed the Company’s capital needs based on the Company’s current and projected liquidity needs and independently compiled industry information and analyses. Moelis also analyzed comparable pricing models for the proposed rights offering. In addition, Moelis explored alternatives to the Initial Proposal, including by contacting 82 individual parties about a potential capital raising transaction. Only one of those parties entered into a confidentiality agreement and none made a formal expression of interest concerning an alternative transaction.

The Special Committee met on September 11, 2009, and September 18, 2009, to receive updates from Moelis on its analyses and to review the status of its process for exploring alternatives to the Initial Proposal.

During the week of September 18, 2009, representatives of the Special Committee met with representatives of various stockholders to hear their concerns regarding the Initial Proposal.

Between September 10, 2009, and September 15, 2009, four lawsuits were filed in the Delaware Court of Chancery challenging aspects of the Initial Proposal. On September 18, 2009, these suits were consolidated into a single action. A fifth lawsuit challenging aspects of the Initial Proposal was filed in the Delaware Court of Chancery on September 30, 2009, and was consolidated with the earlier filed lawsuits on October 30, 2009.

On September 24, 2009, the Special Committee met and received Moelis’ analysis and conclusions concerning the Company’s capital needs and the Initial Proposal.

On the evening of September 26, 2009, the Special Committee met telephonically to review Moelis’ analysis and conclusions. Having considered the analyses provided by Moelis, the Special Committee members unanimously agreed that they could not recommend the Initial Proposal. However, the Special Committee also concluded that, given the Company’s need for additional capital, it would propose to the board of directors a stand-alone rights offering on more favorable terms or that some other capital-raising alternative be pursued. The Special Committee authorized Moelis to communicate these points to JLL and Warburg Pincus, through their financial advisor Evercore Partners (“Evercore”).

During the week of September 28, 2009, Moelis and Evercore met several times to discuss the Special Committee’s conclusions and the data and analysis that formed the basis for those conclusions. Also during that week, the Special Committee requested that a board of directors meeting be held to permit the Special Committee to present to and discuss with the board of directors the Special Committee’s conclusions. That meeting was scheduled for October 6, 2009.

On the morning of October 6, 2009, our board of directors met to hear a presentation from the Special Committee and Company management. Mr. Griffin presented the Special Committee’s conclusions and Mr. Charles Horn, our then-Chief Financial Officer, presented the Company’s internal financial and liquidity analyses. The members of the board of directors then discussed the presentation by the Special Committee and Company management and their conclusions. Following an adjournment of the meeting of our board of directors, the Special Committee convened to review the points raised by the board of directors, including the representatives of JLL and Warburg Pincus serving on our board of directors.

The board of directors reconvened and discussed various matters regarding the Company’s liquidity and the Special Committee asked that representatives of JLL, Warburg Pincus, management, Evercore, and Moelis meet to attempt to develop an alternative transaction. Following the meeting of our board of directors, representatives of JLL, Warburg Pincus, management, Evercore, and Moelis met to discuss possible alternatives. On October 7, 2009, a revised term sheet was circulated by counsel to JLL and Warburg Pincus. Under the revised proposal, the rights offering was increased to $205.0 million, as opposed to the original amount of $75.0 million, and was to be backstopped by JLL and Warburg Pincus up to $75.0 million. The revised terms also included an exchange of outstanding 2012 notes, at par, for up to $145.0 million aggregate principal amount of new notes, up to $130.0 million in cash from the proceeds of the rights offering, or a combination of cash and new notes. To the extent stockholders did not subscribe for the full $205.0 million in the rights offering, the notes would be exchanged, at par, for common stock at the rights offering subscription price, with JLL and Warburg Pincus agreeing to exchange the approximately $98 million aggregate principal amount of outstanding 2012 notes indirectly owned by them in the debt exchange if the rights offering were not fully subscribed.

On October 8, 2009, the Special Committee met to review and discuss the revised term sheet from JLL and Warburg Pincus.

The Special Committee met again on October 9, 2009 to consider the terms of the revised proposal. At the Special Committee’s request, Moelis presented an analysis of the proposed terms.

The Special Committee discussed a number of the terms, including price, whether the rights would be transferable, the availability of over-subscription rights, whether or not JLL and Warburg Pincus would be paid a backstop commitment fee, and the substantive terms of the new notes to be issued in the debt exchange. Using Moelis’s analysis of the proposed terms, the Special Committee determined that it would direct Moelis to negotiate these terms, including a $4.00 rights offering subscription price, with JLL, Warburg Pincus, and certain holders of the 2012 notes.

Between October 12, 2009, and October 21, 2009, Moelis and Evercore, and counsel for the Special Committee, JLL, Warburg Pincus, and certain holders of the 2012 notes negotiated the terms of the revised proposal, including a proposal of a $3.00 rights offering subscription price submitted by JLL and Warburg Pincus without a backstop commitment fee. The Special Committee met six times to review and consider the progress of the negotiations with respect to such terms.

During this period, the advisors and counsel to the Special Committee met with the lead attorneys in the consolidated lawsuit challenging aspects of the Initial Proposal. These settlement discussions occurred through October 22, 2009, and on October 23, 2009, the representatives for the stockholders agreed to a proposed Memorandum of Understanding, subject to the terms and conditions thereof, including court approval, that provided a release of all claims arising from the transaction. The representatives for the fifth stockholder lawsuit subsequently agreed to join this settlement memorialized in the Memorandum of Understanding. On November 5, 2009, we entered into a definitive Stipulation and Agreement of Compromise, Settlement, and Release to settle the consolidated class and derivative action that was filed in connection with the Initial Proposal. See “Settlement of Stockholder Class and Derivative Litigation” below.

Also, during this period, drafts of the Investment Agreement and the Support Agreement were distributed to, and negotiated by, representatives of the Company, the Special Committee, JLL, Warburg Pincus, and the holders of the 2012 notes and their respective counsel, and representatives for JLL and Warburg Pincus, Evercore, and Moelis met with the holders of the 2012 notes to negotiate the terms of the new notes that would be issued in the debt exchange.

On October 21, 2009, the Special Committee met to consider the most recent proposal from JLL and Warburg Pincus.

On the night of October 22, 2009, the Special Committee met to consider a revised proposal from JLL and Warburg Pincus, which included a rights offering subscription price proposed by the Special Committee of $3.50. Moelis and counsel to the Special Committee advised the Special Committee on the terms of the current transaction as proposed. The Special Committee reviewed the draft Investment Agreement and Support Agreement and discussed the transactions contemplated by those two documents. Moelis delivered its opinion to the Special Committee that the financial terms of the rights offering taken as a whole were fair to the stockholders of the Company, other than JLL and Warburg Pincus, from a financial point of view. The Special Committee voted unanimously to recommend that the Board approve the Investment Agreement and Support Agreement and the transactions contemplated by those two documents.

Moelis subsequently issued a written fairness opinion confirming the opinion it had delivered orally to the Special Committee at the October 22 meeting.

On October 23, 2009, our board of directors met and received the recommendation of the Special Committee. At the request of our board of directors, members of the Special Committee communicated the Special Committee’s reasons for recommending that our board of directors approve the proposed recapitalization transactions. A discussion followed during which members of our board of directors reviewed the terms of the proposed recapitalization transactions. Following that discussion, our board of directors (i) determined that the rights offering, the Investment Agreement, the debt exchange and the Support Agreement, and the transactions contemplated by such agreements are advisable and in the best interests of our Company and its stockholders, and (ii) approved and authorized the rights offering, the Investment Agreement, the debt exchange, and the Support Agreement. Following such determination, representatives of the Company, JLL, and Warburg Pincus executed and delivered the Investment Agreement and representatives of the Company and certain holders of the 2012 notes executed and delivered the Support Agreement, and the Company publicly announced execution of the Investment Agreement and the Support Agreement.

THE RIGHTS OFFERING

The Rights

We are distributing to the record holders of our common stock as of December 14, 2009, the record date, transferable subscription rights to purchase shares of our common stock at a subscription price of $3.50 per share. The subscription rights will entitle the holders of those rights to purchase up to an aggregate of 58,571,428 shares of common stock for an aggregate purchase price of $205.0 million. See below for additional information regarding subscription by DTC participants and stockholders who hold their shares in “street name” with DTC participants.

You will receive [    ●    ] subscription rights for every share of our common stock you own at the close of business on the record date, subject to adjustments to eliminate fractional rights. Each subscription right will entitle the holder thereof to purchase at the subscription price, on or before the expiration time of the rights offering, one share of common stock. Stockholders (other than JLL and Warburg Pincus) who elect to exercise their basic subscription privilege in full may also subscribe, at the subscription price, for additional shares of our common stock under their respective over-subscription privileges (up to the number of shares subscribed for under the basic subscription privilege) to the extent that other rights holders do not exercise their basic subscription privileges in full. If a sufficient number of shares of our common stock are unavailable to fully satisfy the over-subscription privilege requests, the available shares of common stock will be sold pro rata to subscription rights holders who exercised their over-subscription privilege based on the number of shares each subscription rights holder subscribed for under the over-subscription privilege.

We intend to keep the rights offering open until [    ●    ], 2010, unless the special committee of our board of directors, in its sole discretion, extends such time; provided that, pursuant to the Investment Agreement, the expiration date of the rights offering may not be extended by more than ten days without the prior written consent of JLL and Warburg Pincus.

Reasons for the Rights Offering

Prior to approving the rights offering, our board of directors carefully considered our current and expected liquidity requirements in light of our expected results of operations, current market conditions, the near-term maturity of our indebtedness under the 2012 notes, and business and capital-raising opportunities, as well as the dilution of the ownership percentage of the current holders of our common stock that may be caused by the rights offering if they do not exercise their rights in full.

After weighing the factors discussed above and the effect of the $205.0 million in additional capital, before expenses, that may be generated by the sale of shares pursuant to the rights offering, the special committee of our board of directors and our board of directors determined that the rights offering and the debt exchange are in the best interests of the Company and its stockholders (other than the backstop purchasers). As described in the section of this prospectus entitled “Use of Proceeds,” we are conducting the rights offering to raise up to approximately $205.0 million in equity capital, of which $75.0 million will be used for general corporate purposes and to pay the expenses of the recapitalization transactions, with any remaining proceeds of the rights offering being used to repurchase a portion of our outstanding 2012 notes in the debt exchange. We will reduce outstanding indebtedness by $130.0 million through the debt exchange. Although we believe that the rights offering will strengthen our financial condition, neither our board of directors nor the special committee of our board of directors is making any recommendation as to whether you should exercise your subscription rights.

Expiration of the Rights Offering and Extensions, Amendments, and Termination

You may exercise your subscription rights at any time before 5:00 p.m., Eastern Time, on [    ●    ], 2010, the expiration date of the rights offering, unless extended by the special committee of our board of directors, provided that the expiration date of the rights offering may not be extended by more than ten days without the prior written consent of JLL and Warburg Pincus.

Subject to the foregoing, we will extend the duration of the rights offering as required by applicable law. We may choose to extend it if we decide that changes in the market price of our common stock warrant an extension or if we decide to give holders of rights more time to exercise their subscription rights in the rights offering. We may extend the expiration date of the rights offering by giving oral or written notice to the subscription and information agent on or before the scheduled expiration date. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date.

If you do not exercise your subscription rights before the expiration date of the rights offering, your unexercised subscription rights will be null and void and will have no value. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents and payment for the subscription price relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.

Subscription Privileges

Your subscription rights entitle you to a basic subscription privilege and an over-subscription privilege.

Basic Subscription Privilege.  The basic subscription privilege of each whole right entitles you to purchase one share of our common stock at the subscription price of $3.50 per share. You will receive [    ●    ] subscription rights for every share of our common stock you owned at the close of business on the record date. You are not required to exercise all of your subscription rights unless you wish to purchase shares under your over-subscription privilege. We will deliver to the holders of record who validly exercise their rights under the basic subscription privilege and make payment of the subscription price in full, certificates representing the shares purchased with their basic subscription privilege, or, if you hold your shares in book-entry form and validly exercise your rights under the basic subscription privilege, we will credit your account with such shares, in each case promptly following the later of the expiration of the rights offering or the satisfaction or waiver of the closing conditions of the Investment Agreement (and after all pro rata allocations and adjustments have been completed with respect to the over-subscription and the debt exchange).

All rights issued to a stockholder of record who would, in our opinion, be required to obtain prior clearance or approval from any state, federal, or non-U.S. regulatory authority for the ownership or exercise of rights or the ownership of additional shares are null and void and may not be held or exercised by any such holder.

Over-Subscription Privilege.  In addition to your basic subscription privilege, you may subscribe for additional shares of our common stock (up to the number of shares for which you subscribed under your basic subscription privilege), upon delivery of the required documents and payment of the subscription price of $3.50 per share, before the expiration of the rights offering. You may only exercise your over-subscription privilege if you exercised your basic subscription privilege in full, including payment of the subscription price therefor, and other holders of subscription rights do not exercise their basic subscription privileges in full. Pursuant to the Investment Agreement, neither JLL nor Warburg Pincus have an over-subscription privilege in the rights offering. We will deliver to the holders of record who purchase shares in the rights offering certificates representing the shares purchased with their over-subscription privilege, or, if you hold your shares in book-entry form and validly exercise your rights under the over-subscription privilege, we will credit your account with such shares, promptly following the later of the expiration of the rights offering or the satisfaction or waiver of the closing conditions of the Investment Agreement (and after all pro rata allocations and adjustments have been completed with respect to the over-subscription and the debt exchange).

Pro Rata Allocation.  If there are not enough shares of our common stock to satisfy all subscriptions made under the over-subscription privilege, we will allocate the remaining shares of our common stock pro rata, after eliminating all fractional shares, among those over-subscribing rights holders. “Pro rata” means in proportion to the number of shares of our common stock that you and the other subscription rights holders have subscribed for under the over-subscription privilege.

Full Exercise of Basic Subscription Privilege.  You may exercise your over-subscription privilege only if you exercise your basic subscription privilege in full. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privilege held by you in the same capacity. For example, suppose that you were granted subscription rights for shares of our common stock that you own individually and shares of our common stock that you own collectively with your spouse. If you wish to exercise your over-subscription privilege with respect to the subscription rights you own individually, but not with respect to the subscription rights you own collectively with your spouse, you only need to fully exercise your basic subscription privilege with respect to your individually owned subscription rights. You do not have to subscribe for any shares under the basic subscription privilege owned collectively with your spouse to exercise your individual over-subscription privilege.

When you complete the portion of your subscription rights certificate to exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privilege as to shares of our common stock that you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full. In exercising the over-subscription privilege, you must pay the full subscription price for all the shares you are electing to purchase.

Return of Excess Payment.  If you exercised your over-subscription privilege and are allocated less than all of the shares of our common stock for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned to you by mail, without interest or deduction, promptly after completion of the rights offering.

The Backstop Purchasers

The Investment Agreement.  We have entered into the Investment Agreement with JLL and Warburg Pincus, under which JLL and Warburg Pincus have severally agreed to purchase from us, at the rights offering subscription price, unsubscribed shares of common stock such that gross proceeds of the rights offering will be no less than $75.0 million. In addition, each of JLL and Warburg Pincus has agreed (i) to exchange up to $48.909 million aggregate principal amount of 2012 notes indirectly held by it in the debt exchange and (ii) to the extent gross proceeds of the rights offering are less than $205.0 million, to exchange such 2012 notes for shares of our common stock at an exchange price equal to the rights offering subscription price, subject to proration from the participation of other holders of 2012 notes who submit for exchange their 2012 notes for shares of our common stock not subscribed for through the exercise of rights in the rights offering. JLL’s and Warburg Pincus’ obligations, collectively, under this commitment are limited to $75.0 million in cash and the exchange of approximately $98 million aggregate principal amount of 2012 notes in the debt exchange.

The Closing.  The closing of the transactions contemplated by the Investment Agreement is subject to satisfaction or waiver of the following conditions: (i) the effectiveness of the registration statement relating to the rights offering; (ii) the rights offering and the debt exchange having been conducted in accordance with the Investment Agreement in all material respects without the waiver of any condition thereto; (iii) receipt of all requisite approvals and authorizations of, filings with, and notifications to, or expiration or termination of any applicable waiting period under applicable antitrust, competition and merger control laws, including the HSR Act; (iv) receipt of all material governmental and third party consents; (v) receipt of approval of the Company’s stockholders of the issuance of shares of our common stock in the rights offering, pursuant to the Investment Agreement, and in the debt exchange; (vi) the absence of any legal impediment to the consummation of the recapitalization transactions; (vii) the compliance with covenants and the accuracy of representations and warranties provided in the Investment Agreement in all material respects; (viii) entry into a registration rights agreement between the Company and each of JLL and Warburg Pincus; (ix) the exchange of at least 90% of the aggregate principal amount of outstanding 2012 notes in the debt exchange; (x) court approval of the settlement of certain litigation related to the recapitalization transactions; and (xi) shares of Company common stock issued in the recapitalization transactions having been approved for listing on the Nasdaq Global Select Market.

The Company and JLL have filed a Premerger Notification and Report Form under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) in connection with JLL’s acquisition of common stock in the recapitalization transactions.

Termination.  The Investment Agreement may be terminated at any time prior to the closing of the backstop commitment:

•	by mutual written agreement of JLL, Warburg Pincus, and us;

•	by any party, if the transactions contemplated by the Investment Agreement do not close by February 15, 2010; provided, however, that the right to terminate the Investment Agreement is not available to any party whose failure to comply with any provision of the Investment Agreement is the cause of, or resulted in, the failure of the closing to occur on or prior to such date;

•	by us, JLL, or Warburg Pincus, if there is a breach by JLL or Warburg Pincus (in the case of termination by us) or by us (in case of termination by JLL or Warburg Pincus) of any covenant or representation or warranty that would cause the failure of the satisfaction of a closing condition and is not capable of cure by February 15, 2010; or

•	by any party upon the occurrence of any event that results in a failure to satisfy any of such party’s closing conditions, which failure is not capable of cure by February 15, 2010.

Expenses.  There is no backstop commitment fee payable to JLL or Warburg Pincus in connection with the rights offering; however, we have agreed to reimburse each of JLL and Warburg Pincus for all reasonable and actual out-of-pocket expenses it incurs in connection with the recapitalization transactions, as well as all transfer and similar taxes, unless we terminate the Investment Agreement in accordance with its terms due to a breach of a covenant, representation or warranty by either of JLL or Warburg Pincus.

Indemnification.  We have agreed to indemnify each of JLL and Warburg Pincus and their respective affiliates and their respective officers, directors, members, partners, employees, agents, and controlling persons for losses arising out of circumstances existing on or prior to the closing date of the rights offering to which an indemnified party becomes subject arising out of a claim instituted by a third party with respect to the recapitalization transactions (other than with respect to losses due to statements or omissions made in reliance on information provided to us in writing by each of JLL and Warburg Pincus for use herein and losses attributable to the gross negligence or willful misconduct of the indemnified party or breaches of the Investment Agreement).

Registration Rights Agreement.  We have agreed to provide certain customary demand and “piggyback” registration rights to each of JLL and Warburg Pincus with respect to the shares of common stock owned by them and their affiliates.

Subscription Rights.  JLL and Warburg Pincus each maintain the right to subscribe for shares in the rights offering by exercising their basic subscription rights. However, we have agreed, pursuant to the Investment Agreement, that neither JLL nor Warburg Pincus will have an over-subscription privilege in the rights offering. Pursuant to the Investment Agreement, JLL and Warburg Pincus are not required to exercise their basic subscription right until two business days after the expiration of the rights offering.

Restrictions on Transfer.  Pursuant to the Investment Agreement, JLL and Warburg Pincus have each agreed not to transfer, without the prior written consent of the special committee of our board of directors, (i) during the pendency of the rights offering, any subscription rights distributed, directly or indirectly, to them and (ii) until the earlier of the closing of the recapitalization transactions or termination of the Investment Agreement, any 2012 notes or shares of common stock held, directly or indirectly, by them, except, in each case, to affiliates who agree to be bound by the terms of the Investment Agreement.

We obtained the commitments of JLL and Warburg Pincus under the Investment Agreement to ensure that, subject to the consummation of the recapitalization transactions, we would receive a minimum level of gross proceeds from the rights offering of $75.0 million less expenses of the recapitalization transactions and to ensure the exchange of approximately $98 million aggregate principal amount of our 2012 notes in the debt exchange.

No Fractional Rights

We will not issue fractional subscription rights or cash in lieu of fractional rights. Fractional subscription rights will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that we offer 58,571,428 shares of common stock in the rights offering. In the unlikely event that, because of the rounding of fractional subscription rights, the rights offering would have been subscribed in an amount in excess of 58,571,428 shares of common stock, all holders’ subscription rights will be reduced in an equitable manner. Any excess subscription funds will be promptly returned to you without interest or deduction after completion of the rights offering.

Conditions to the Rights Offering

The completion of the rights offering is subject to closing conditions, including:

(i) the registration statement relating to the rights offering shall have been declared effective by the SEC and shall continue to be effective and no stop order shall have been entered by the SEC with respect thereto;

(ii) the rights offering and the debt exchange shall have been conducted in accordance with the Investment Agreement in all material respects without the waiver of any condition thereto;

(iii) all material governmental and third-party notifications, filings, consents, waivers and approvals required for the consummation of the rights offering shall have been made or received;

(iv) all terminations or expirations of waiting periods imposed under the HSR Act shall have occurred and all other notifications, consents, authorizations and approvals required to be made or obtained from any competition or antitrust authority shall have been made or obtained for the recapitalization transactions;

(v) no action shall have been taken, no statute, rule, regulation, or order shall have been enacted, adopted, or issued by any federal, state, or foreign governmental or regulatory authority, and no judgment, injunction, decree or order of any federal, state or foreign court shall have been issued that, in each case, prohibits the implementation of the rights offering and the issuance and sale of our common stock in the rights offering or materially impairs the benefit of implementation thereof, and no action or proceeding by or before any federal, state, or foreign governmental or regulatory authority shall be pending or threatened wherein an adverse judgment, decree, or order would be reasonably likely to result in the prohibition of or material impairment of the benefits of the implementation of the rights offering and the issuance and sale of our common stock in the rights offering;

(vi) at least ninety percent (90%) of the aggregate principal amount of outstanding 2012 notes shall have been validly exchanged in the debt exchange;

(vii) all other conditions to our obligation to consummate the debt exchange shall have been satisfied (or waived, to the extent permitted);

(viii) the settlement of the stockholder lawsuit against the Company, its directors, JLL, and Warburg Pincus described below shall have received final approval by the Delaware Court of Chancery, and such action shall have been dismissed with prejudice pursuant to such approval;

(ix) stockholder approval for the issuance of shares of our common stock in the rights offering, pursuant to the Investment Agreement, and in the debt exchange shall have been received; and

(x) the shares of our common stock to be issued in the recapitalization transactions shall have been approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance.

JLL and Warburg Pincus, who collectively beneficially own approximately 50% of our common stock before giving effect to the recapitalization transactions and approximately $98 million aggregate principal amount of the 2012 notes, have agreed to vote (or cause to be voted) the shares of our common stock owned by them in favor of the issuance of shares of common stock in the rights offering, pursuant to the Investment Agreement, and in the debt exchange at the special meeting of stockholders to be called therefor.

Settlement of Stockholder Class and Derivative Litigation

In September 2009, four lawsuits were filed in the Delaware Court of Chancery challenging certain aspects of the recapitalization that was initially proposed by JLL and Warburg Pincus on August 31, 2009. On September 18, 2009, these suits were consolidated into a single action in the Delaware Court of Chancery. On September 30, 2009, another lawsuit was filed that also challenged certain aspects of JLL and Warburg Pincus’ initial proposal. This subsequent lawsuit was consolidated with the earlier filed lawsuits on October 30, 2009.

On October 23, 2009, we and lead counsel for the plaintiffs entered into a Memorandum of Understanding, subject to the terms and conditions thereof, including court approval, that provides a release of all claims arising from the recapitalization transactions. The Memorandum of Understanding also provides that, upon approval of the settlement by the Delaware Court of Chancery, the Company will form a nominating committee of the board of directors composed solely of independent directors who will consider, among other things, nominations of directors by significant stockholders of the Company. Court approval of the settlement is a condition to the completion of the rights offering.

On November 5, 2009, we entered into a definitive Stipulation and Agreement of Compromise, Settlement, and Release to settle the consolidated class and derivative action that was filed in connection with the Initial Proposal. The settlement is subject to the approval of the Delaware Court of Chancery.

Regulatory Limitations

All rights issued to a stockholder of record (other than JLL and Warburg Pincus) who would, in our opinion, be required to obtain prior clearance or approval from any state, federal, or non-U.S. regulatory authority for the ownership or exercise of rights or the ownership of additional shares are null and void and may not be held or exercised by any such holder. We are not undertaking to advise you of any such required clearance or approval or to pay any expenses incurred in seeking such clearance or approval.

We reserve the right to refuse to issue shares of our common stock to any stockholder of record who would, in our opinion, be required to obtain prior clearance or approval from any state, federal, or non-U.S. regulatory authority to own or control such shares if, at the time shares are to be issued upon payment therefor, such holder has not obtained such clearance or approval.

We are not offering or selling, or soliciting any purchase of, shares in any state or other jurisdiction in which this offering is not permitted. We reserve the right to delay the commencement of this offering in certain states or other jurisdictions if necessary to comply with local laws. We may elect not to offer shares to residents of any state or other jurisdiction whose laws would require a change in this offering in order to carry out this offering in such state or jurisdiction.

Method of Subscription — Exercise of Rights

If you are a record holder of shares of our common stock, you may exercise your subscription rights by delivering the following to the subscription agent, at or before 5:00 p.m., Eastern Time, on [    ●    ], 2010, the expiration date of the rights offering, unless we extend the rights offering in our sole discretion:

•	Your properly completed and executed subscription rights certificate with any required signature guarantees or other supplemental documentation; and

•	Your full subscription price payment for each share subscribed for under your subscription privileges.

If you are a beneficial owner of shares of our common stock whose shares are registered in the name of a broker, bank, or other nominee, you should instruct your broker, bank, or other nominee to exercise your rights and deliver all documents and payment on your behalf before 5:00 p.m., Eastern Time, on [    ●    ], 2010, the expiration date of the rights offering, unless extended.

Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian, or nominee, as the case may be, all of the required documents and your full subscription price payment before 5:00 p.m., Eastern Time, on [    ●    ], 2010, the expiration date of the rights offering, unless extended.

Method of Payment

Your payment of the subscription price must be made in United States dollars for the full number of shares of common stock for which you are subscribing by either:

•	cashier’s or certified check drawn upon a United States bank payable to the subscription agent at the address set forth below in “— Delivery of Subscription Method and Payment”; or

•	wire transfer of immediately available funds, to the subscription account maintained by the subscription agent at [ ● ], [ ● ], ABA #[ ● ], Account No. [ ● ], Ref: Builders FirstSource, Inc.

For wire transfer of funds, please ensure that the wire instructions include the identity of the subscriber paying the subscription price and the subscription rights certificate number. Send your subscription rights certificate via overnight courier to be delivered on the next business day following the day of the wire transfer to the subscription agent. You are responsible for any wire transfer fees.

The rights agent will not accept non-certified checks drawn on personal or business accounts. The rights agent will accept payment only by certified check, cashier’s check, or wire transfer of funds.

Receipt of Payment

Your payment will be considered received by the subscription agent only upon:

•	Receipt by the subscription agent of any cashier’s or certified check drawn upon a United States bank payable to the subscription agent; or

•	Receipt of collected funds in the subscription account designated above.

Delivery of Subscription Materials and Payment

You should deliver your subscription rights certificate to the subscription agent by one of the methods described below:

By Mail, By Overnight Courier or By Hand:

BNY Mellon Shareowner Services
480 Washington Boulevard, 27th Floor
Jersey City, NJ 07310

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

Your payment of the subscription price must be made in accordance with the requirements set forth above in “— Method of Payment.”

Calculation of Subscription Rights Exercised

If you do not indicate the number of subscription rights being exercised, or if you do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription privilege with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. Unless you have specified the number of shares you wish to purchase upon exercise of your over-subscription privilege, any payment in excess of that required to exercise your basic subscription privilege will be refunded. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we or the subscription agent will return the excess amount to you by mail, without interest or deduction, promptly after completion of the rights offering and after all pro rata allocations and adjustments have been completed.

Your Funds Will Be Held by the Subscription Agent until Shares of Our Common Stock Are Issued

The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from other subscription rights holders until we issue your shares upon completion of the rights offering, and after all pro rata allocations and adjustments have been completed and upon payment of the subscription price for such shares.

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	Your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

•	You are an eligible institution.

In addition, your signature on your rights certificate must be guaranteed by an eligible institution if you are transferring your rights to another person.

An “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations, and brokerage houses, that is a participant in any of the following:

•	the Securities Transfer Agents Medallion Program;

•	the New York Stock Exchange, Inc. Medallion Signature Program; or

•	the Stock Exchanges Medallion Program.

Notice to Brokers and Nominees

If you are a broker, a trustee, or a depositary for securities who holds shares of our common stock for the account of others on December 14, 2009, the record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that was provided to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, bank, or other nominee, we will ask your broker, bank, or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, bank, or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, bank, or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, bank, or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, bank, or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, bank, or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, bank, or nominee or if you receive it without sufficient time to respond.

Instructions for Completing Your Subscription Rights Certificate

You should read and follow the instructions accompanying the subscription rights certificates carefully.

You are responsible for the method of delivery of your subscription rights certificate(s) with your subscription price payment to the subscription agent. If you send your subscription rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time the rights offering expires. You must pay, or arrange for payment, by means of a certified or cashier’s check or a wire transfer of immediately available funds. Personal checks will not be accepted.

Determinations Regarding the Exercise of Your Subscription Rights

We will decide, in our sole discretion, all questions concerning the timeliness, validity, form, and eligibility of the exercise of your subscription rights. Any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

Neither we, the subscription agent, nor the information agent will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates, and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if we determine that your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept the exercise of your subscription rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law.

Material United States Federal Income Tax Consequences to United States Persons

A holder will not recognize income, gain, or loss for United States federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. If a U.S. holder sells or otherwise disposes of the rights received in the rights offering prior to the expiration date, the U.S. holder will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received and the holder’s tax basis, if any, in the rights sold or otherwise disposed of. You should consult your tax advisor as to the particular consequences to you of the rights offering. For a detailed discussion, see “Material United States Federal Income Tax Consequences to United States Persons.”

Questions about Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or the Instructions for Use of Builders FirstSource, Inc. Subscription Rights Certificates, you should contact the information agent at the address and telephone number set forth under “Questions and Answers relating to the Rights Offering” included elsewhere in this prospectus.

Subscription Agent and Information Agent

We have appointed BNY Mellon Shareowner Services to act as subscription agent and information agent for the rights offering. You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to the information agent.

Expenses

We will pay all fees charged by the subscription and information agent. We will also pay certain expenses of JLL and Warburg Pincus pursuant to the Investment Agreement, as described in “— The Backstop Purchasers — Expenses.” You are responsible for paying any other commissions, fees, taxes, or other expenses incurred in connection with the exercise of the rights. Neither we nor the subscription agent will pay such expenses.

No Revocation

Once you have exercised your subscription privileges, you may not revoke your exercise. Subscription rights not exercised before the expiration date of the rights offering will expire and will have no value.

Procedures for DTC Participants

We expect that the exercise of your basic subscription privilege and your over-subscription privilege may be made through the facilities of DTC. If your subscription rights are held of record through DTC or you are a stockholder holding you shares in “street name” with DTC participants, you may exercise your basic subscription privilege and your over-subscription privilege by instructing DTC to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock you are subscribing for under your basic subscription privilege and your over-subscription privilege, if any, and your subscription price payment for each share of our common stock that you subscribed for pursuant to your basic subscription privilege and your over-subscription privilege.

Subscription Price

The subscription price is $3.50 per share. For more information with respect to how the subscription price was determined, see “— Reasons for the Rights Offering” and “Questions and Answers relating to the Rights Offering — How was the subscription price of $3.50 per share determined” included elsewhere in this prospectus.

Foreign Stockholders

We will not mail subscription rights certificates to stockholders on the record date, or to subsequent transferees, whose addresses are outside the United States. Instead, we will have the subscription agent hold the subscription rights certificates for those holders’ accounts. To exercise their subscription rights, foreign holders must notify the subscription agent before 11:00 a.m., Eastern Time, on [    ●    ], 2010, which is three business days prior to the initial expiration date, and must establish to the satisfaction of the subscription agent that they are permitted to exercise their subscription rights under applicable law. If these procedures are not followed prior to the expiration date, your rights will expire.

Sale of Rights

The rights are transferable until 4:00 p.m., Eastern Time, on the day immediately preceding the expiration date (as it may be extended).

We have applied to list the rights on the Nasdaq Global Select Market under the symbol “BLDRR.” While the Company will use its reasonable efforts to ensure that an adequate trading market for the rights will exist, no assurance can be given that a market for the rights will develop. Trading in the rights on the Nasdaq

Global Select Market is expected to be conducted beginning on or about [    ●    ], 2009, and continuing until and including [    ●    ], 2010 (or if the offer is extended, on the business day immediately prior to the extended expiration date). Rights holders are encouraged to contact their broker-dealer, bank, trustee, or other nominees for more information about trading of the rights.

Other Transfers

The rights evidenced by a subscription certificate may be transferred in whole by endorsing the subscription certificate for transfer in accordance with the accompanying instructions. A portion of the rights evidenced by a single subscription certificate may be transferred by delivering to the subscription agent a subscription certificate properly endorsed for transfer, with instructions to register such portion of the rights evidenced thereby in the name of the transferee and to issue a new subscription certificate to the transferee evidencing such transferred rights. In such event, a new subscription certificate evidencing the balance of the rights, if any, will be issued to the stockholder or, if the stockholder so instructs, to an additional transferee. The signature on the subscription certificate must correspond to the name as written upon the face of the subscription certificate, without alteration, enlargement, or any change. A signature guarantee must be provided by an Eligible Guarantor Institution as that term is defined in Rule 17Ad-15 under the Exchange Act, subject to the standards and procedures adopted by us.

Stockholders wishing to transfer all or a portion of their rights should allow at least five business days prior to the expiration date of the offer for (i) the transfer instructions to be received and processed by the subscription agent; (ii) a new subscription certificate to be issued and transmitted to the transferee or transferees with respect to transferred rights and to the transferor with respect to retained rights, if any; and (iii) the rights evidenced by such new subscription certificate to be exercised or sold by the recipients thereof. Neither we nor the subscription agent shall have any liability to a transferee or transferor of rights if subscription certificates are not received in time for exercise prior to the expiration date of the offer or sale prior to the day immediately preceding the expiration date of the offer (or, if the offer is extended, the extended expiration date).

Except for the fees charged by the subscription agent, which will be paid by us, all commissions, fees, and other expenses (including brokerage commissions and transfer taxes) incurred or charged in connection with the purchase, sale, or exercise of rights will be for the account of the transferor of the rights. None of those commissions, fees, or expenses will be paid by us or the subscription agent.

We anticipate that the rights will be eligible for transfer through, and that the exercise of the basic subscription right and the over-subscription privilege may be effected through, the facilities of DTC. Holders of DTC exercised rights may exercise the over-subscription privilege in respect of such DTC exercised rights by properly completing and duly executing and delivering to the subscription agent, at or prior to 5:00 p.m., Eastern Time, on the expiration date of the rights offering (as it may be extended), a nominee holder over-subscription certificate or a substantially similar form satisfactory to the subscription agent, together with payment of the estimated subscription price for the number of shares for which the over-subscription privilege is to be exercised.

No Board Recommendation

An investment in shares of our common stock must be made according to each investor’s evaluation of his own best interests and after considering all of the information herein, including the risks set forth in the section of this prospectus entitled “Risk Factors.” Neither we, the special committee of our board of directors, nor our board of directors makes any recommendation to subscription rights holders regarding whether they should exercise or sell their subscription rights. You should not view the commitments of JLL or Warburg Pincus as the backstop purchasers as a recommendation or other indication, by them or by any member of our board of directors, that the exercise or sale of your subscription rights is in your best interests.

Interests of Our Officers, Directors, and Principal Stockholders in the Rights Offering

JLL and Warburg Pincus, who collectively beneficially own approximately 50% of our common stock, own approximately 36%, or approximately $98 million aggregate principal amount, of our 2012 notes. Six of our ten directors hold positions with affiliates of either JLL or Warburg Pincus. We have entered into the Investment Agreement with JLL and Warburg Pincus, under which JLL and Warburg Pincus have severally agreed to purchase from us, at the subscription price, unsubscribed shares of common stock such that gross proceeds of the rights offering will be no less than $75.0 million. In addition, each of JLL and Warburg Pincus has agreed (i) to exchange up to $48.909 million aggregate principal amount of 2012 notes indirectly held by it in the debt exchange and (ii) to the extent gross proceeds of the rights offering are less than $205.0 million, to exchange such 2012 notes for shares of our common stock at an exchange price equal to the rights offering subscription price, subject to proration from the participation of other holders of 2012 notes who submit for exchange their 2012 notes for shares of our common stock not subscribed for through the exercise of rights in the rights offering. JLL’s and Warburg Pincus’ obligations, collectively, under this commitment are limited to $75.0 million in cash and the exchange of approximately $98 million aggregate principal amount of 2012 notes in the debt exchange. In the event gross proceeds of the rights offering are less than $205.0 million, JLL and Warburg Pincus will likely increase their percentage ownership of our issued and outstanding common stock.

Shares of Common Stock Outstanding after the Recapitalization Transactions

We will issue 58,571,428 shares of common stock in the rights offering and, based on the 36,349,424 shares of our common stock outstanding as of November 30, 2009, 94,920,852 shares of our common stock will be issued and outstanding following the recapitalization transactions, excluding any shares that may be issued pursuant to the exercise of [ • ] outstanding vested and unvested stock options as of November 30, 2009.

Effect of the Recapitalization Transactions on Our Incentive Plans

The Compensation Committee of our board of directors will determine, at the appropriate time, whether the issuance and sale of our common stock in the rights offering will result in an equitable adjustment to outstanding awards under our incentive plans, based upon, among other things, the market price of shares of our common stock for periods prior to and after the record date for the rights offering.

Dilutive Effects of the Recapitalization Transactions

If a stockholder does not exercise any rights in the rights offering, the number of shares of our common stock that such stockholder will own will not change. However, because 58,571,428 shares of our common stock will be issued if the recapitalization transactions are completed, if a stockholder does not exercise its rights under the basic subscription privilege in full, its percentage ownership will be diluted after the rights offering and completion of the debt exchange. See also “Risk Factors — Risks Related to the Rights Offering and the Debt Exchange — If the rights offering is not fully subscribed, JLL and Warburg Pincus may increase their ownership.”

THE DEBT EXCHANGE

In connection with the rights offering, certain holders of our outstanding 2012 notes have agreed to exchange, at par, in transactions exempt from registration under the Securities Act of 1933, as amended, their outstanding 2012 notes for (i) up to $145.0 million aggregate principal amount of our 2016 notes, (ii) up to $130.0 million in cash from the proceeds of the rights offering, or (iii) a combination of cash and 2016 notes, and, (iv) to the extent the rights offering is not fully subscribed, shares of our common stock. The 2016 notes will have substantially similar terms to the 2012 notes but will have an interest rate of 3-month LIBOR (subject to a 3.00% floor) plus 10% and will mature in 2016 instead of 2012. For each $1,000 aggregate principal amount of 2012 notes exchanged in the debt exchange, a noteholder will receive, at the noteholder’s election, (a) $1,000 in principal amount of the 2016 notes, or (b) $1,000 in cash, or (c) a combination of cash and 2016 notes, subject to proration and subject to the following adjustments:

•	to the extent that less than 100% of the outstanding 2012 notes are validly exchanged in the debt exchange, the aggregate principal amount of 2016 notes available for exchange in the debt exchange will be reduced on a dollar-for-dollar basis by the aggregate principal amount of the 2012 notes that are not so exchanged;

•	to the extent that the Company receives less than $205.0 million of gross proceeds from the rights offering, participants in the debt exchange will also be permitted to elect to exchange, and the backstop purchasers will be required to exchange, to the extent of the deficiency between $205.0 million and the proceeds obtained by the Company in the rights offering and pursuant to the backstop commitment, which amount we refer to as the “exchange deficiency,” 2012 notes held by them for shares of our common stock, in lieu of 2016 notes and cash, at an exchange price equal to the rights offering subscription price, with allocations of available shares of our common stock to be made pro rata in proportion to the aggregate principal amount of 2012 notes validly submitted for exchange in the debt exchange by such holders, including the backstop purchasers, for shares of our common stock; and

•	to the extent that the aggregate principal amount of 2012 notes so exchanged for shares of our common stock is less than the full amount of the exchange deficiency, including after any exchange of 2012 notes for shares of our common stock by the backstop purchasers and other holders of our 2012 notes who elect to receive shares of common stock in the debt exchange, then all holders of 2012 notes participating in the debt exchange and electing to receive 2016 notes or cash in the debt exchange will receive, in exchange for 2012 notes submitted for exchange in the debt exchange, shares of common stock at an exchange price equal to the rights offering subscription price pro rata in proportion to the amount of 2012 notes validly exchanged by them in the debt exchange for consideration other than shares of our common stock.

Exchanging holders of 2012 notes will be prorated to the extent of any over-subscription for 2016 notes or cash.

We are also soliciting consents to amend the indenture under which the 2012 notes were issued to eliminate substantially all of the restrictive covenants, certain conditions to defeasance, and certain events of default and to release the liens on the collateral securing the 2012 notes. Holders of at least 66 2/3% of the aggregate principal amount of the 2012 notes, excluding JLL and Warburg Pincus, must deliver consents to the proposed amendments to the indenture governing the 2012 notes in order for the proposed amendments to become effective.

At least 90% of the aggregate principal amount of the 2012 notes must be exchanged in the debt exchange to complete the recapitalization transactions. The debt exchange and consent solicitation are scheduled to expire at [    ●    ], 2010, upon the expiration of the rights offering, unless extended by the special committee of our board of directors; provided that the expiration date may not be extended by more than ten days without the prior written consent of JLL and Warburg Pincus.

JLL and Warburg Pincus have each agreed, that, in the event that the holders of our 2012 notes that are party to the Support Agreement described below receive in exchange for 2012 notes held directly or indirectly by such holders pursuant to the debt exchange an aggregate of 2,857,143 shares of our common stock (the “Minimum Share Amount”), until the earlier of 180 days following the closing of the recapitalization transactions and the date upon which such holders own, directly or indirectly, less than the Minimum Share Amount, they will not transfer any shares of common stock held, directly or indirectly, by them, except (i) with the prior written consent of such holders owning, directly or indirectly, a majority of the shares of our common stock held by all such holders, (ii) to affiliates who agree to such restrictions on transfer, and (iii) transfers pursuant to any transaction or series of transaction in which all holders of 2012 notes party to the Support Agreement are entitled to participate on a pro rata basis and receive the same consideration for their shares of our common stock.

The Support Agreement

We have entered into a Support Agreement with holders of approximately 55% of the aggregate principal amount of our outstanding 2012 notes, under which such holders have agreed to exchange their 2012 notes in the debt exchange and to deliver consents to the proposed amendments to the indenture governing the 2012 notes.

Pursuant to the Support Agreement, holders of approximately 85% of the aggregate principal amount of our outstanding 2012 notes held by holders other than JLL and Warburg Pincus have agreed to deliver consents to the proposed amendments to the indenture governing the 2012 notes (which amount satisfies the minimum consent requirement for effectiveness of the proposed amendments), and pursuant to the Support Agreement and Investment Agreement, as of December 2, 2009, holders of approximately 90.35% of the aggregate principal amount of the 2012 notes have agreed to exchange their 2012 notes in the debt exchange.

The debt exchange with the holders of 2012 notes is being made in reliance on the exemption from registration of Section 4(2) of the Securities Act of 1933, as amended. We have agreed to disseminate to certain holders a private placement offering memorandum related to the debt exchange as promptly as practicable. In addition, we have agreed to file a registration statement to register offers and sales of 2016 notes and shares of our common stock received in the debt exchange by the holders of 2012 notes who are party to the Support Agreement and have such registration statement declared effective prior to the closing date of the debt exchange and to maintain the effectiveness of the resale registration statement for 180 days following the closing date of the debt exchange.

The holders of 2012 notes party to the Support Agreement have agreed that, prior to the earlier of the closing of the debt exchange or the termination of the Support Agreement, such holders will not, directly or indirectly, effect any short sale or similar hedging transaction in our common stock.

The closing of the transactions contemplated by the Support Agreement is subject to satisfaction or waiver of certain conditions, including: (i) satisfaction of the conditions to the rights offering; (ii) receipt of all material governmental and third-party approvals; (iii) at least 90% of the aggregate principal amount of outstanding 2012 notes shall have been validly submitted for exchange; (iv) at least 66 2/3% of the aggregate principal amount of the 2012 notes, not including 2012 notes held by JLL or Warburg Pincus, shall have consented to the proposed amendments to the indenture governing the 2012 notes; and (v) a registration statement covering the resale by the holders of 2016 notes and common stock received in the debt exchange having been declared effective.

The Support Agreement may be terminated prior to the expiration date of the debt exchange under certain circumstances including the breach of the Support Agreement by the Company or a holder or in the event the debt exchange does not close prior to February 15, 2010, and will automatically terminate on March 31, 2010, unless such date is extended in accordance with the terms of the Support Agreement.

We have agreed to pay the reasonable fees and expenses of the legal counsel of the holders party to the Support Agreement incurred in connection with the debt exchange.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
TO UNITED STATES PERSONS

The following discussion is a summary of the material United States Federal income tax consequences of the rights offering to holders of our common stock. This discussion assumes that the holders of our common stock hold such common stock as a capital asset for United States Federal income tax purposes. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, Internal Revenue Service rulings and pronouncements, and judicial decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders that are United States persons (as defined in the Code) and does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Code, including, without limitation, holders who are dealers in securities or foreign currency, insurance companies, tax-exempt organizations, banks, financial institutions, or broker-dealers, holders who hold our common stock as part of a hedge, straddle, conversion, or other risk reduction transaction, or holders who acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation. Furthermore, holders of our 2012 notes that have agreed to participate in our debt exchange and also receive rights pursuant to this offering are urged to consult their own tax advisors.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the United States Federal income tax consequences of the rights offering or the related share issuance. The following summary does not address the tax consequences of the rights offering or the related share issuance under foreign, state, local or other tax laws. ACCORDINGLY, EACH HOLDER OF OUR COMMON STOCK SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE RIGHTS OFFERING AND THE RELATED SHARE ISSUANCE TO SUCH HOLDER.

The United States Federal income tax consequences to a United States person that is a holder of our common stock of the receipt and exercise of subscription rights under the rights offering are as follows:

1. A holder will not recognize taxable income for United States Federal income tax purposes in connection with the receipt of subscription rights in the rights offering.

2. Except as provided in the following sentence, a holder’s tax basis in the subscription rights received in the rights offering will be zero. If either (i) the fair market value of the subscription rights on the date such subscription rights are distributed is at least 15% of the fair market value on such date of the common stock with respect to which the subscription rights are received or (ii) the holder elects, in its United States Federal income tax return for the taxable year in which the subscription rights are received, to allocate part of its tax basis in such common stock to the subscription rights, then upon exercise of the subscription rights, the holder’s tax basis in the common stock will be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. A holder’s holding period for the subscription rights received in the rights offering will include the holder’s holding period for the common stock with respect to which the subscription rights were received.

3. A holder that allows the subscription rights received in the rights offering to expire will not recognize any gain or loss, and the tax basis in the common stock owned by such holder with respect to which such subscription rights were distributed will equal the tax basis in such common stock immediately before the receipt of the subscription rights in the rights offering.

4. A holder will not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering. The tax basis in the common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the common stock and the holder’s tax basis, if any, in the rights as described above. The holding period for the common stock acquired through exercise of the subscription rights should begin on the date the subscription rights are exercised.

Sale or Other Disposition of the Rights

If a U.S. holder sells or otherwise disposes of the rights received in the rights offering prior to the expiration date, the U.S. holder will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received and the holder’s tax basis, if any, in the rights sold or otherwise disposed of. Any capital gain or loss will be long-term capital gain or loss if the holding period for the rights exceeds one year at the time of disposition. The deductibility of capital losses is subject to limitations under the Code.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Trading Prices

The following table sets forth, for the fiscal quarters indicated, the high and low sales prices for our common stock as reported by the Nasdaq Global Select Market from January 1, 2007, through December 2, 2009.

	High	Low

2007
First Quarter	$19.88	$16.00
Second Quarter	17.53	15.78
Third Quarter	16.56	10.61
Fourth Quarter	11.44	6.20
2008
First Quarter	$8.18	$5.72
Second Quarter	7.73	5.05
Third Quarter	6.50	3.86
Fourth Quarter	6.29	0.82
2009
First Quarter	$2.72	$0.88
Second Quarter	5.16	1.89
Third Quarter	8.60	3.78
Fourth Quarter (through December 2, 2009)	5.28	3.64

Dividend Policy

We have not paid regular dividends in the past. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including restrictions in our debt instruments, as well as our future earnings, capital requirements, financial condition, prospects, and other factors that our board of directors may deem relevant. The terms of our $250 million senior secured revolving credit facility and the indenture governing our 2012 notes currently restrict, and the proposed indenture governing our 2016 notes will restrict, our ability to pay dividends.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock. You are strongly encouraged, however, to read our amended and restated certificate of incorporation, amended and restated bylaws, and other agreements, copies of which are available from us upon request or may be found in the “Investor” section of our website at www.bldr.com under the heading “Governance.” The information on our website is not, and should not be, considered part of this prospectus, is not incorporated by reference into this document, and should not be relied upon in connection with making any investment decision with respect to our common stock.

General Matters

Our amended and restated certificate of incorporation provides that we are authorized to issue 200,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of undesignated preferred stock, par value $0.01 per share.

The Company will issue 58,571,428 shares of common stock in the recapitalization transactions, and, based on the 36,349,424 shares of its common stock currently outstanding as of November 30, 2009, 94,920,852 shares of common stock will be issued and outstanding following the recapitalization transactions, excluding any shares that may be issued pursuant to the exercise of [    ●    ] outstanding vested and unvested stock options as of November 30, 2009.

Common Stock

Shares of our common stock have the following rights, preferences, and privileges:

•	Voting rights. Each outstanding share of common stock entitles its holder to one vote on all matters submitted to a vote of our stockholders, including the election of directors. There are no cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock present or represented by proxy.

•	Dividends. Holders of common stock are entitled to receive dividends as, when, and if dividends are declared by our board of directors out of assets or funds legally available for the payment of dividends.

•	Liquidation. In the event of a liquidation, dissolution, or winding up of our affairs, whether voluntary or involuntary, after payment of our liabilities and obligations to creditors, our remaining assets will be distributed ratably among the holders of shares of common stock on a per share basis.

•	Rights and preferences. Our common stock has no preemptive, redemption, conversion, or subscription rights. The rights, powers, preferences, and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our amended and restated certificate of incorporation provides that the board of directors has the authority, without action by the stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more classes or series and to fix for each class or series the powers, rights, preferences, and privileges of each series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any class or series, which may be greater than the rights of the holders of the common stock. There will be no shares of preferred stock outstanding immediately after the closing of the recapitalization transactions. Any issuance of shares of preferred stock could adversely affect the voting power of holders of common stock. The likelihood that the holders will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring, or preventing a change in control. We have no present plans to issue any shares of preferred stock.

Registration Rights

Pursuant to the Investment Agreement, we have agreed that, at the closing of the recapitalization transactions, we will enter into a registration rights agreement with each of JLL and Warburg Pincus with respect to the shares of common stock owned by them and their affiliates. The agreement will provide that, upon the request of JLL or Warburg Pincus, we will register under the Securities Act of 1933, as amended, the shares of our common stock held by JLL or Warburg Pincus (or any of their affiliates), as applicable, for sale in accordance with its intended method of disposition, and will take other actions as are necessary to permit the sale of the shares in various jurisdictions. In addition, if we register any of our equity securities either for our own account or for the account of other security holders, JLL and Warburg Pincus will be entitled to notice of the registration and may include their shares in the registration, subject to certain customary underwriters’ “cut-back” provisions. All fees, costs, and expenses of underwritten registrations will be borne by us, other than underwriting discounts and selling commissions, which will be borne by each stockholder selling its shares. Our obligation to register the shares and take other actions is subject to certain restrictions on, among other things, the frequency of requested registrations, the number of shares to be registered, and the duration of these rights. In connection with the closing of the recapitalization transactions and the execution of the registration rights agreement with JLL and Warburg Pincus, our second amended and restated stockholders agreement, dated as of June 2, 2005, with Building Products, LLC and some of our executive officers will be terminated.

Pursuant to the Support Agreement, we have agreed to file a registration statement to register offers and sales of 2016 notes and shares of our common stock received in the debt exchange by holders of 2012 notes who are party to the Support Agreement and to maintain the effectiveness of such resale registration statement for 180 days following the closing of the debt exchange.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and that may have the effect of delaying, deferring, or preventing a future takeover or change in control of our company unless the takeover or change in control is approved by our board of directors. These provisions include the following:

Staggered Board of Directors.  Our amended and restated certificate of incorporation and bylaws provide for a staggered board of directors, divided into three classes, with our stockholders electing one class each year. Between stockholders’ meetings, the board of directors will be able to appoint new directors to fill vacancies or newly created directorships so that no more than the number of directors in any given class could be replaced each year and it would take three successive annual meetings to replace all directors.

Elimination of stockholder action through written consent.  Our amended and restated certificate of incorporation and bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

Elimination of the ability to call special meetings.  Our amended and restated certificate of incorporation and bylaws provide that, except as otherwise required by law, special meetings of our stockholders can only be called pursuant to a resolution adopted by a majority of our board of directors, a committee of the board of directors that has been duly designated by the board of directors and whose powers and authority include the power to call such meetings, or by our chief executive officer or the chairman of our board of directors. Stockholders are not permitted to call a special meeting or to require our board to call a special meeting.

Advance notice procedures for stockholder proposals.  Our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board. Stockholders at our annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting.

Removal of Directors; Board of Directors Vacancies.  Our amended and restated certificate of incorporation and bylaws provide that members of our board of directors may not be removed without cause. Our bylaws further provide that only our board of directors may fill vacant directorships, except in limited circumstances. These provisions would prevent a stockholder from gaining control of our board of directors by removing incumbent directors and filling the resulting vacancies with such stockholder’s own nominees.

Amendment of certificate of incorporation and bylaws.  The General Corporation Law of the State of Delaware (the “DGCL”) provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend or repeal a corporation’s certificate of incorporation or bylaws, unless the certificate of incorporation requires a greater percentage. Our amended and restated certificate of incorporation generally requires the approval of the holders of at least two-thirds of the voting power of the issued and outstanding shares of our capital stock entitled to vote in connection with the election of directors to amend any provisions of our certificate of incorporation described in this section. Our amended and restated bylaws provide that a majority of our board of directors or, in most cases, the holders of at least a majority of the voting power of the issued and outstanding shares of our capital stock entitled to vote thereon have the power to amend or repeal our bylaws, except that the affirmative vote of holders of at least two-thirds of the voting power of the issued and outstanding shares of our capital stock entitled to vote thereon shall be required to amend or repeal certain provisions of our bylaws. In addition, our amended and restated certificate of incorporation grants our board of directors the authority to amend and repeal our bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our certificate of incorporation.

The foregoing provisions of our amended and restated certificate of incorporation and amended and restated bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares, and, as a consequence, they also may inhibit fluctuations in the market price of the common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and amended and restated by-laws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We have entered into indemnification agreements with each of our directors that are, in some cases, broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for:

•	any breach of his or her duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	any transaction from which the director derived an improper personal benefit; or

•	improper distributions to stockholders.

These provisions may not be held to be enforceable for violations of the federal securities laws of the United States.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services, and its telephone number is 877-219-7020.

PLAN OF DISTRIBUTION

On or about [    ●    ], 2009, we will distribute the rights, rights certificates, and copies of this prospectus to individuals who owned shares of common stock on December 14, 2009. If you wish to exercise your rights and purchase shares of common stock, you should complete the rights certificate and return it to the subscription agent, BNY Mellon Shareowner Services, at the following address:

By Mail, By Overnight Courier or By Hand:

BNY Mellon Shareowner Services
480 Washington Boulevard, 27th Floor
Jersey City, NJ 07310

Your payment of the subscription price must be made in United States dollars for the full number of shares of common stock for which you are subscribing by either:

•	cashier’s or certified check drawn upon a United States bank payable to the subscription agent at the address set forth above; or

•	wire transfer of immediately available funds, to the subscription account maintained by the subscription agent at [ ● ], [ ● ], ABA #[ ● ], Account No. [ ● ], Ref: Builders FirstSource, Inc.

For wire transfer of funds, please ensure that the wire instructions include the identity of the subscriber paying the subscription price and the subscription rights certificate number. Send your subscription rights certificate via overnight courier to be delivered on the next business day following the day of the wire transfer to the subscription agent. You are responsible for any wire transfer fees.

If you have any questions, you should contact the information agent, BNY Mellon Shareowner Services, at (201) 680-6676 (call collect) or (800) 777-3674 (toll-free).

Other than as described herein, we do not know of any existing agreements between any stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the underlying common stock.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with these requirements, we are required to file periodic reports and other information with the United States Securities and Exchange Commission (the “SEC”). The reports and other information filed by us with the SEC may be inspected and copied at the public reference facilities maintained by the SEC as described below.

You may copy and inspect any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference rooms. The SEC also maintains an internet website at http://www.sec.gov that contains our filed reports, proxy and information statements, and other information that we file electronically with the SEC. Additionally, we make these filings available, free of charge, on our website at www.bldr.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus, is not incorporated by reference into this document, and should not be relied upon in connection with making any investment decision with respect to our common stock.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus. Information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference into this prospectus the documents listed below, and any future filings made by us with the SEC under Section 13(a), 13(c), 14, or 15(d) or the Exchange Act until we close this offering, including all filings made after the date of the initial registration statement and prior to the effectiveness of the registration statement. We hereby incorporate by reference the following documents; provided, however, that we are not incorporating any information contained in any Current Report on Form 8-K that is furnished but not filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 2, 2009;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009, June 30, 2009, and September 30, 2009, filed with the SEC on April 29, 2009, July 31, 2009, and October 28, 2009, respectively;

•	Our Current Reports on Form 8-K filed with the SEC on September 1, 2009, October 23, 2009, October 30, 2009, November 9, 2009, November 23, 2009, and December 3, 2009; and

•	The description of the Company’s capital stock contained in its Registration Statement on Form 8-A (File No. 000-51357) filed with the SEC on June 14, 2005.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of the prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be made to us at the following address or telephone number:

Builders FirstSource, Inc.
2001 Bryan Street, Suite 1600
Dallas, Texas 75201
(214) 880-3500
Attention: Corporate Secretary

LEGAL MATTERS

The validity of the subscription rights and the shares of common stock issuable upon exercise of the subscription rights will be passed upon for us by Alston & Bird LLP, Atlanta, Georgia.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to Builders FirstSource, Inc.’s Current Report on Form 8-K dated October 30, 2009 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Builders FirstSource, Inc. for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

BUILDERS FIRSTSOURCE, INC.

Rights to Purchase
up to 58,571,428 Shares of Common Stock
at $3.50 per Share

PROSPECTUS

          , 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The expenses relating to the registration of the securities registered hereby will be borne by the registrant. Such expenses are estimated to be as follows:

Securities and Exchange Commission Registration Fee	$11,439
Subscription Agent Fees and Expenses	10,000
Printing Costs	200,000
Information Agent Fees and Expenses	10,000
Accounting Fees and Expenses	120,000
Legal Fees	500,000
Miscellaneous Expenses	85,000
Total	$936,439

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys’ fees) incurred by them as a result of suits brought against them in their capacity as directors or officers if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the company’s best interests and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue, or matter as to which they shall have been adjudged to be liable to us, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Any such indemnification may be made by us only as authorized in each specific case upon a determination by the stockholders, disinterested directors, or independent legal counsel that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends, or unlawful stock repurchases, redemptions, or other distributions, or for any transaction from which the director derived an improper personal benefit.

The company’s amended and restated certificate of incorporation and amended and restated by-laws provide that the company shall indemnify its directors and officers to the fullest extent permitted by law and that no director shall be liable for monetary damages to the company or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law. The company has entered into indemnification agreements with its directors. The indemnification agreements provide indemnification to the company’s directors under certain circumstances for acts or omissions that may not be covered by directors’ and officers’ liability insurance and may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. The company currently maintains liability insurance for its directors and officers.

Item 16.	List of Exhibits.

The Exhibits to this registration statement are listed in the Index to Exhibits.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this Section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on December 3, 2009.

BUILDERS FIRSTSOURCE, INC.

By:	/s/ Floyd F. Sherman
Name:     Floyd F. Sherman

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

	Signature	Title	Date

	/s/ Floyd F. Sherman Floyd F. Sherman	President, Chief Executive Officer, and Director (principal executive officer)	December 3, 2009

	/s/ M. Chad Crow M. Chad Crow	Senior Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	December 3, 2009

	* Paul S. Levy	Chairman and Director	December 3, 2009

	* David A. Barr	Director	December 3, 2009

	* Cleveland A. Christophe	Director	December 3, 2009

	* Ramsey A. Frank	Director	December 3, 2009

	* Michael Graff	Director	December 3, 2009

	* Robert C. Griffin	Director	December 3, 2009

	* Kevin J. Kruse	Director	December 3, 2009

	* Brett N. Milgrim	Director	December 3, 2009

	* Craig A. Steinke	Director	December 3, 2009

*By:	/s/ Donald F. McAleenan

Donald F. McAleenan Attorney-in-Fact

EXHIBIT INDEX

Exhibit		Description

4.1		Articles Fourth, Fifth, Seventh, Eighth and Twelfth of the Amended and Restated Certificate of Incorporation of Builders FirstSource, Inc. (incorporated by reference to Exhibit 3.1 to Amendment No. 4 to the Registration Statement of the Company on Form S-1, filed with the Securities and Exchange Commission on June 6, 2005, File Number 333-122788)
4.2		Articles II, III, V, VII, VIII and IX of the Amended and Restated By-Laws of Builders FirstSource, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 5, 2007, File Number 0-51357)
4.3		Form of Specimen Certificate (incorporated by reference to Exhibit 4.2 to Amendment No. 2 to the Registration Statement of the Company on Form S-1, filed with the Securities and Exchange Commission on April 27, 2005, File Number 333-122788)
4.4		Second Amended and Restated Stockholders Agreement, dated as of June 2, 2005, among JLL Building Products, LLC, Builders FirstSource, Inc., Floyd F. Sherman, Charles L. Horn, Kevin P. O’Meara, and Donald F. McAleenan (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed with the Securities and Exchange Commission on August 4, 2005, File Number 0-51357)
4.5		Indenture dated as of February 11, 2005, among Builders FirstSource, Inc., the Subsidiary Guarantors thereto, and Wilmington Trust Company, as Trustee (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registration Statement of the Company on Form S-1, filed with the Securities and Exchange Commission on April 27, 2005, File Number 333-122788)
4	.6*	Form of Subscription Rights Certificate.
4	.7†	Form of Subscription Agent Agreement, dated as of [ ● ], 2009, by and between Builders FirstSource, Inc. and [ ● ].
4	.8*	Form of Registration Rights Agreement to be entered into by and among Builders FirstSource, Inc., JLL Partners Fund V, L.P. and Warburg Pincus Private Equity IX, L.P. (included in Exhibit 10.1)
5	.1*	Opinion of Alston & Bird LLP.
10	.1*	Investment Agreement, dated as of October 23, 2009, among Builders FirstSource, Inc., JLL Partners Fund V, L.P. and Warburg Pincus Private Equity IX, L.P.
10.2		Amendment No. 1 to Investment Agreement, dated as of December 2, 2009, among Builders FirstSource, Inc., JLL Partners Fund V, L.P. and Warburg Pincus Private Equity IX, L.P. (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 3, 2009, File Number 0-51357)
10.3		Support Agreement, dated as of October 23, 2009 among Builders FirstSource, Inc. and certain holders of our Second Priority Senior Secured Floating Rate Notes Due 2012 party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 3, 2009, File Number 0-51357)
10.4		Amendment No. 1 to Support Agreement, dated as of December 2, 2009, among Builders FirstSource, Inc. and certain holders of our Second Priority Senior Secured Floating Rate Notes Due 2012 party thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 3, 2009, File Number 0-51357)
23	.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23	.2*	Consent of Alston & Bird LLP (included as part of Exhibit 5.1).
23.3		Consent of Moelis & Company LLC (incorporated by reference to Annex C to the preliminary proxy statement of Builders FirstSource, Inc., filed with the Securities and Exchange Commission on November 3, 2009).
24	.1**	Powers of Attorney.
99	.1*	Form of Instruction for Use of Builders FirstSource, Inc. Subscription Rights Certificates.
99	.2*	Form of Letter to Stockholders Who Are Record Holders.
99	.3*	Form of Letter to Nominee Holders Whose Clients Are Beneficial Holders.
99	.4*	Form of Letter to Clients of Nominee Holders.

Exhibit		Description

99	.5*	Form of Nominee Holder Certification.
99	.6*	Form of Beneficial Owner Election.

*	Filed herewith.

**	Previously filed.

†	To be filed by subsequent amendment.